Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

EUDA HEALTH LIMITED,

WATERMARK DEVELOPMENTS LIMITED,

8I ACQUISITION 2 CORP.,

and

Kwong Yeow Liew

Dated as of April 11, 2022

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EXHIBITS

Exhibit A	Definitions

Exhibit B	Form of Amended and Restated Registration Rights Agreement

Exhibit C	Form of Amended and Restated Memorandum and Articles of Association of Purchaser

Exhibit D	Company Lock-Up Agreement

Exhibit E	Escrow Agreement

Exhibit F	Seller Release

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (including the exhibits and schedules hereto, this “Agreement”), dated as of April 11, 2022, is entered into by and among Euda Health Limited, a British Virgin Islands business company (the “Company”), Watermark Developments Limited, a British Virgin Islands business company (the “Seller”), and 8i Acquisition 2 Corp., a British Virgin Islands business company (“Purchaser”) and Kwong Yeow Liew, acting as Representative of the Indemnified Parties (the “Indemnified Party Representative”) and together with the Company, Seller and Purchaser, the “Parties” and each, a “Party”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A of this Agreement.

RECITALS

WHEREAS, Purchaser is a special purpose acquisition company formed to acquire one or more operating businesses through a Business Combination.

WHEREAS, the Company and its Subsidiaries are in the business of making healthcare affordable and accessible to patients, improving patient experience and delivering personalized healthcare via a one-stop healthcare and wellness services platform and related activities (as conducted by the Company and its Subsidiaries, the “Business”).

WHEREAS, Seller owns beneficially and of record all of the issued and outstanding shares of the Company (the “Company Shares”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase all of the Company Shares from Seller (the “Transaction”).

WHEREAS, the respective boards of directors or similar governing bodies of each of Purchaser, Seller, and the Company have each approved and declared advisable the Transaction upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the BVI Business Companies Act (Revised Edition 2020) Law (the “BVI Company Law”).

WHEREAS, pursuant to the Organizational Documents of the Purchaser, Purchaser shall provide an opportunity to its shareholders to have their Purchaser Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Organizational Documents of Purchaser, the Purchaser Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Purchaser for the Business Combination (the “Redemption Offer”).

WHEREAS, in connection with the Closing, Purchaser and Seller shall enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), substantially in the form set forth on Exhibit B, to be effective upon the Closing.

WHEREAS, immediately following the consummation of the Transaction, Purchaser shall, subject to obtaining the Purchaser Shareholder Approval, adopt the amended and restated memorandum and articles of association (the “Purchaser Restated Articles”), substantially in the form set forth on Exhibit C.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article I

Purchase

1.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all rights, title and interest in and to the Company Shares, free and clear of all Encumbrances, for an aggregate amount equal to the Purchase Price, determined and payable in accordance with Section 1.2 of this Agreement.

1.2 Purchase Price.

(a) Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for Company Shares shall be 55,000,000 Purchaser Shares, valued at their cash-in-trust value of Ten and no/100 Dollars ($10.00) each.

(b) The number of Purchaser Shares that constitute the Purchase Price and the number of Indemnification Escrow Shares shall be adjusted to reflect appropriately the effect of any stock or share split, reverse stock or share split, stock or share dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Purchaser Shares occurring prior to the date that the Purchaser Shares that constitute the Purchase Price or the Indemnification Escrow Shares are issued.

1.3 Payment of Expenses. At the Closing, Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all (i) fees, costs, expenses and disbursements of Purchaser for outside counsel, (ii) reasonable and documented fees, costs, expenses and disbursements of Purchaser for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Purchaser incurred in connection with the Transaction and (iii) any Indebtedness of Purchaser owed to its Affiliates or shareholders (collectively, the “Outstanding Purchaser Expenses”).

1.4 Indemnification Escrow Shares. To secure Seller’s obligations under Article XI, the Indemnification Escrow Shares shall be withheld at Closing from the Purchaser Shares payable under Section 1.1 and delivered at Closing to the Escrow Agent to be held by the Escrow Agent pursuant to the Escrow Agreement.

1.5 Closing Statements.

(a) No later than the third (3rd) Business Day preceding the anticipated Closing Date, the Company shall cause to be prepared and delivered to Purchaser a statement certified by the Company’s chief financial officer as accurate and complete containing the following information (the “Company Closing Statement”):

(i) The amount of the Outstanding Company Expenses that will be outstanding on the Closing Date.

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(ii) The amount of Cash that the Company and its Subsidiaries will possess on the Closing Date (not counting Outstanding Company Expenses).

(iii) The amount of Indebtedness of the Company or its Subsidiaries that will be outstanding on the Closing Date.

(b) No later than the third (3rd) Business Day preceding the anticipated Closing Date, Purchaser shall cause to be prepared and delivered to the Company a statement certified by Purchaser’s chief financial officer as accurate and complete containing the following information (the “Purchaser Closing Statement”):

(i) The amount of Outstanding Purchaser Expenses that will be outstanding on the Closing Date.

(ii) The amount of Cash that the Purchaser will possess on the Closing Date (not counting Outstanding Purchaser Expenses).

1.6 Earn-Out.

(a) Issuance of Earn-Out Shares.

(i) Following the Closing, and as additional consideration in respect of the Company Shares, within ten (10) Business Days after the occurrence of a Triggering Event, Purchaser shall issue or cause to be issued to the Seller, the following Purchaser Shares, as applicable (which shall be equitably adjusted for stock or share splits, reverse stock or share splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Purchaser Shares) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents:

(A) upon the occurrence of Triggering Event I, a one-time aggregate issuance of Three Million (3,000,000) Earn-Out Shares;

(B) upon the occurrence of Triggering Event II, a one-time aggregate issuance of Three Million (3,000,000) Earn-Out Shares; and

(C) upon the occurrence of Triggering Event III, a one-time aggregate issuance of Three Million (3,000,000) Earn-Out Shares.

(ii) The Purchaser Share price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted for stock or share splits, reverse stock or share splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Purchaser Shares occurring at or after the Closing.

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(b) Earn-Out Cap. For the avoidance of doubt, the Seller shall be entitled to receive Earn-Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Seller be entitled to receive more than Nine Million (9,000,000) Earn-Out Shares (subject to adjustment for stock or share splits, reverse stock or share splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Purchaser Shares).

(c) Defined Terms. The following terms shall be defined as follows:

(i) “Earn-Out Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date.

(ii) “Purchaser Share Price” means the share price equal to the VWAP of Purchaser Shares for a period of at least twenty (20) days (which may or may not be consecutive) out of the thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock or share splits, reverse stock or share splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Purchaser Shares).

(iii) “Trading Market” means, with respect to any security, NASDAQ or such other securities exchange on which such security is traded.

(iv) “Triggering Event I” means the date (occurring between the Closing Date and the first anniversary of the Closing Date) on which the Purchaser Share Price is equal to or greater than Fifteen Dollars ($15.00) after the Closing Date, but within the Earn-Out Period.

(v) “Triggering Event II” means the date (occurring between the first anniversary of the Closing Date and the second anniversary of the Closing Date) on which the Purchaser Share Price is equal to or greater than Twenty Dollars ($20.00) after the Closing Date, but within the Earn-Out Period.

(vi) “Triggering Event III” means the date (occurring between the second anniversary of the Closing Date and the third anniversary of the Closing Date) on which the Purchaser Share Price is equal to or greater than Twenty Five Dollars ($25.00) after the Closing Date, but within the Earn-Out Period.

(vii) “Triggering Events” means, collectively, Triggering Event I, Triggering Event II, and Triggering Event III.

(viii) “VWAP” means, with respect to any security, for each trading day, the daily volume-weighted average price (based on such trading day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

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Article II

The Closing

2.1 Place and Time. The closing of the Transaction (the “Closing”) shall take place remotely, via electronic exchange of documents, at 10:00 a.m. (New York Time), no later than the third (3rd) Business Day following the day on which the last of the conditions set forth in Article IX are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement, or at such other date, time or place as Seller and Purchaser may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”). The Closing will be effective at the Effective Time.

2.2 Deliveries by Seller. At the Closing, in addition to the items described in Article IX, Seller shall execute and deliver to Purchaser;

A.	original share certificates evidencing all of the Company Shares;

B.	an instrument of transfer duly executed by Seller transferring to Purchaser all of Seller’s right, title and interest in the Company Shares;

(a) a registered agent certificate from the outgoing registered agent (the “Outgoing Registered Agent”) as to the good standing of the Company;

(b) a letter in the agreed form, signed by the Company, to and acknowledged by the Outgoing Registered Agent, amending the “client of record” from whom the Outgoing Registered Agent will take instructions in respect of the Company;

(c) a certified true copy of the Company’s:

(i) register of members, updated so as to reflect the transfer of the Shares to the Purchaser (or its nominee) as at the Closing Date; and

(ii) register of directors updated so as to reflect (as at the Closing Date) the resignation of the Directors and the appointment of any new directors referred to in Section 2.4.

(d) certified copy of the board resolution of the Company in the agreed form approving the transfer of the Company Shares, resignations of the Directors, appointment of the new directors, and change of Registered Agent and Registered Office.

2.3 Deliveries by Purchaser. At the Closing, in addition to items described in Article IX, Purchaser shall execute and deliver to (i) Seller an original stock or share certificate of Purchaser registered in the name of Seller, or in the name of any designee who the Seller specifies in writing to Purchaser at Closing, for the number of Purchaser Shares equal to the Purchase Price minus the number of Indemnification Escrow Shares; (ii) Escrow Agent an original stock or share certificate of Purchaser registered in the name of the Escrow Agent for the Indemnification Escrow Shares; and (iii) Menora Capital Pte. Ltd. an original stock or share certificate of Purchaser registered in the name of Menora Capital Pte. Ltd. for 200,000 Purchaser Shares.

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2.4 Post-Closing Directors. The Parties shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director effective as of the Effective Time) and (b) each person identified by the Seller in writing to Purchaser prior to the Effective Time shall be appointed to the board of directors of the Purchaser, effective as of immediately following the Effective Time, and as of such time, shall be the only directors of the Purchaser (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations, or if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director pursuant to the preceding sentence shall remain in office until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Organizational Documents of the Purchaser. At least a majority of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the rules of Nasdaq.

2.5 Post-Closing Officers. The Parties shall take all necessary actions so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Purchaser until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Purchaser.

2.6 Directors of Purchaser. The Parties shall cause the Purchaser Board as of immediately following the Effective Time to include the following individuals: Kelvin Chen Wei Wen, Lim Thien Su Gerald, and David Francis Capes, and which shall also include one board nominee selected by the Sponsor, who shall serve as an independent director on the Purchaser Board. Each nominee shall hold office in accordance with the Organizational Documents of Purchaser.

Article III

Representations and Warranties of the Company

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Purchaser by Seller concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article III, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company and Seller hereby jointly and severally represent and warrant to Purchaser as follows:

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3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has Made Available to Purchaser complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement, and each as Made Available to Purchaser is in full force and effect. Section 3.1 of the Company Disclosure Letter contains a true and correct list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

3.2 Capital Structure of the Company.

(a) Company Shares. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the Company Shares: (i) the authorized, issued and outstanding Company Shares, and (ii) the holders of the Company Shares. All of the issued and outstanding Company Shares (A) have been duly authorized and are validly issued, fully paid and nonassessable, (B) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (C) were not issued in breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right.

(b) No Other Securities or Rights. Except as set forth in Section 3.2(a) of the Company Disclosure Letter, there are no (i) shares of any class or series of the Company authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of the Company or any of its Subsidiaries or (iii) equity appreciation rights, restrict stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of the Company. Except as set forth in the Company’s Organizational Documents or as set forth in Section 3.2(b) of the Company Disclosure Letter, none of the Company’s shares or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. The Company does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except for the Organizational Documents of the Company or as set forth in Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, there are no shareholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Company Shares or any capital stock or equity securities of its Subsidiaries.

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(c) Subsidiaries. Section 3.2(c) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrance (other than such Encumbrances as created by such Subsidiary’s Organizational Documents or applicable securities Laws). Except as set forth in Section 3.2(c) of the Company Disclosure Letter, the Company has no other Subsidiaries and does not directly or indirectly own or hold any (i) equity securities, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity securities of any other Person or (iii) options or other rights to acquire equity securities of any other Person. The Company is not party to any Contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.

3.3 Corporate Authority; Approval and Fairness. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transaction. This Agreement has been, and each Transaction Document to which the Company is a party will be, duly executed and delivered by the Company, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

3.4 Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to BVI Law, (ii) under the Exchange Act and the Securities Act, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transaction, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transaction.

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(b) The execution, delivery and performance of this Agreement and the Transaction Documents by the Company do not, and the consummation of the Transaction by the Company will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the material assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transaction) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transaction.

3.5 Financial Statements; Internal Controls.

(a) Section 3.5 of the Company Disclosure Letter sets forth the audited balance sheets of the Company’s Subsidiaries listed thereon as of December 31, 2020 and the audited statement of operations, statements of comprehensive income (loss), statements of shareholders’ equity and statements of cash flows of such Subsidiaries for the year ended December 31, 2020, together with the auditor’s reports thereon (the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the financial position, results of operations, income (loss), changes in equity and cash flows of such Subsidiaries as of the dates and for the periods indicated in such Financial Statements, in each case, in conformity with generally accepted accounting principles as in effect in Singapore, consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of such Subsidiaries regularly maintained by management and used to prepare the Financial Statements. Such financial books and records provide a fair and accurate basis in all material respects for the preparation of the Financial Statements. No director or officer of the Company or, to the Knowledge of the Company, external auditor, external accountant or similar authorized Representative of the Company, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, alleging any improper accounting or auditing practices, procedures, methodologies or methods of the Company or its respective internal accounting controls. The Company has not identified, or been advised by its external accountants of, any fraud or allegation of fraud, committed by management or other Persons who have a role in the Company’s internal control controls over financial reporting, in each case, with respect to the business of the Company.

(b) The Company and its Subsidiaries maintain a system of internal accounting controls designed, and which Company believes is sufficient, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or in relation to the Singapore subsidiaries generally accepted accounting principles as in effect in Singapore (as applicable) in conformity with the historical accounting policies and procedures of the Company, consistently applied, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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3.6 Absence of Certain Changes. Since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business and operations in the ordinary course of business. Without limiting the generality of the foregoing, except as set forth on Section 3.6 of the Company Disclosure Letter, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company or its Subsidiaries, or any of the assets of the Company or its Subsidiaries (including the acquisition or disposition of any assets) or any relinquishment by the Company or its Subsidiaries of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company or its Subsidiaries; (ii) any issuance by the Company or its Subsidiaries of shares of capital stock or other equity interests in the Company or its Subsidiaries, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company or its Subsidiaries of any outstanding shares or shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Encumbrance other than Permitted Encumbrances on any of the Company or its Subsidiaries’ assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company or its Subsidiaries, in each case other than in the ordinary course of business of the Company or its Subsidiaries;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company or its Subsidiaries;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company or its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company or its Subsidiaries;

(g) any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company or its Subsidiaries except for inventory, licenses or services sold in the ordinary course of business or immaterial amounts of other tangible personal property not required by their business;

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(h) (i) any amendment to or termination of any Company Material Contract, (ii) any amendment to any material license or material permit from any Governmental Entity held by the Company or its Subsidiaries, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company or its Subsidiaries under any Company Material Contract, or any material license or material permit from any Governmental Entity held by the Company or its Subsidiaries, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the Transaction or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(i) other than in the ordinary course of business, any capital expenditure by the Company or its Subsidiaries in excess in any fiscal month of $100,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $200,000 in the aggregate by the Company or its Subsidiaries;

(j) any institution of any Proceeding, settlement or agreement to settle any Proceeding before any court or Governmental Entity relating to the Company or its Subsidiaries or their property, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company or its Subsidiaries, other than accounts payable and accrued liabilities in the ordinary course of business;

(l) except as required by GAAP or in relation to the Singapore subsidiaries generally accepted accounting principles as in effect in Singapore (as applicable) , any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company or its Subsidiaries or any material revaluation of any of the assets of the Company or its Subsidiaries;

(m) any material amendment to the Company or its Subsidiaries’ Organizational Documents, or any engagement by the Company or its Subsidiaries in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar material transaction, other than as provided for in this Agreement or the Transaction;

(n) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(o) any material Tax election made by the Company or its Subsidiaries outside of the ordinary course of business, or any material Tax election changed or revoked by the Company or its Subsidiaries; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company or its Subsidiaries; any annual Tax accounting period changed by the Company or its Subsidiaries; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company or its Subsidiaries; or any right to claim a material Tax refund surrendered by the Company or its Subsidiaries; or

(p) any undertaking of any legally binding obligation to do any of the foregoing.

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3.7 Liabilities.

(a) As of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP or in relation to the Singapore subsidiaries generally accepted accounting principles as in effect in Singapore (as applicable) consistently applied and in accordance with past practice, except for liabilities (a) reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (b) incurred in the ordinary course of business between the Balance Sheet Date and the date hereof, (c) incurred in connection with this Agreement, (d) disclosed in the Company Disclosure Letter or (e) future executory liabilities arising under Contracts or Permits binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from any breach of or default under such Contract or Permit)

(b) Set forth in Section 3.7(b) of the Company Disclosure Letter is a list of all Indebtedness of the Company and its Subsidiaries for borrowed money. Neither the Company nor any of its Subsidiaries has guaranteed any other Person’s Indebtedness for borrowed money.

3.8 Litigation.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Letter, as of the date hereof, there are no Proceedings pending and served on the Company and/or the Subsidiaries, or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, its Subsidiaries, or any of their Affiliate, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transaction.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transaction.

3.9 Compliance with Laws; Permits.

(a) Each of the Company and its Subsidiaries are, and since the Look-Back Date have been in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Transaction. The Company has not received any written notice of any noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be to material to the Company taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the Transaction.

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(b) To the Knowledge of the Company and/or the Subsidiaries, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending and served on the Company and/or Subsidiaries or threatened in writing.

(c) The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all Permits necessary to conduct their respective businesses as presently conducted. No Permits shall cease to be effective as a result of the consummation of the Transaction, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company, its Subsidiaries, and to the Knowledge of the Company, their respective Representatives acting on behalf of the Company or its Subsidiaries are in compliance with, and since the Look-Back Date have complied in all material respects with, (i) the Prevention of Corruption Act 1960 of Singapore, the Penal Code 1871 of Singapore and the subsidiary legislation, (ii) the provisions of all applicable anti-bribery, anti-corruption and anti-money laundering Laws ((i) and (i) collectively, “Anti-Bribery Laws”) of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries, except for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of their respective Representatives acting on behalf of the Company or its Subsidiaries have paid, offered or promised to pay, or authorized or ratified the payment, directly or knowingly indirectly, of any unlawful bribes, kickbacks or other similar payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of any Anti-Bribery Laws.

(e) The Company and each of its Subsidiaries is, and since the Look-Back Date have been, in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction (collectively, “Export and Sanctions Regulations”), except for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) The Company is not conducting and has not conducted a “regulated activity” under a “regulatory enactment” as defined under the Regulatory Code (Revised Edition 2020) of the British Virgin Islands and in particular (without limit) is not carrying on and has not carried on un-authorised investment business for the purposes of the Securities and Investment Business Act (Revised Edition 2020) of the British Virgin Islands.

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(g) Reserved.

(h) All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, the Registrar of Corporate Affairs at the BVI Financial Services Commission or with the BVI International Tax Authority or any other governmental or regulatory authority have been correctly made up and duly filed or delivered.

(i) Reserved.

3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has Made Available to Purchaser, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material and non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Company Benefit Plan has been established, operated and administered in compliance with its terms and applicable Law, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no Proceedings (other than routine claims for benefits) pending and served on the Company and/or Subsidiaries or, to the Knowledge of the Company, threatened in writing by a Governmental Entity by, on behalf of or against any Company Benefit Plan that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

3.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or Proceedings which have been served on the Company and/or its Subsidiaries by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b) As of the date of this Agreement and since the Look-Back Date, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending, or to the Knowledge of the Company, threatened in writing that would reasonably be expected to interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transaction. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Law respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under any applicable Law requiring advance notice of mass layoffs that remains unsatisfied.

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(c) Neither the Company nor its Subsidiaries currently have, or have ever had any, employees, workers, staff or any persons who could be deemed to be employees, workers or staff resident in the British Virgin Islands.

(d) Neither the Company nor its Subsidiaries currently have, or have ever had any liability to pay British Virgin Islands payroll taxes or make social security contributions.

(e) Every employee of the Company and its Subsidiaries who requires an employment pass, work pass, work permits, or other required permit to work in the relevant country of employment has a current employment pass, work pass, work permits, or such other required permit and all necessary permission to remain in that country.

(f) All deductions and payments required to be made by the Company and its Subsidiaries in respect of any central provident fund (if applicable), pension funds (if applicable), gratuity fund (if applicable), superannuation fund (as applicable) and all other statutory contributions (including employer’s contributions) in relation to the remuneration of the employees (if applicable) to any relevant competent authority have been so made.

3.12 Environmental Matters. (a) The Company and its Subsidiaries have, since the Look-Back Date, complied in all material respects with all applicable Environmental Laws; (b) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (c) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with any Environmental Law by the Company or its Subsidiaries; and (f) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

3.13 Tax Matters. Seller, the Company and each of its Subsidiaries (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

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(a) No deficiency with respect to material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. To the best of the Knowledge, information and belief of the Company and the Subsidiaries, there are no Proceedings pending and served on the Company and/or the Subsidiaries or threatened in writing regarding any material Taxes of the Seller, the Company and its Subsidiaries.

(b) There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of Seller, the Company or any of its Subsidiaries.

(c) None of Seller, the Company, and any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Seller, the Company and its Subsidiaries, and other than any commercial contract entered into by the Seller, the Company or its Subsidiaries the primary subject of which is not Taxes).

(d) None of Seller, the Company or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) has any material liability for the Taxes of any person (other than Seller, the Company or any of its Subsidiaries) under any applicable Laws with respect to Taxes, as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(e) Each Subsidiary of the Company which is incorporated in Singapore has been resident for tax purposes in Singapore and nowhere else at all times since its incorporation and will be so resident at Closing.

(f) In relation to stamp duty assessable or payable in Singapore or elsewhere in the world, all documents the enforcement of which the Company and its Subsidiaries may be interested have been duly stamped and no document belonging to the Company and its Subsidiaries now or at Closing which is subject to stamp duty is or will be unstamped or insufficiently stamped.

3.14 Real and Personal Property.

(a) Neither the Company nor its Subsidiaries owns any real property.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of each real property lease or sublease entered into by the Company or any Subsidiary (the “Leases”). Each of the Leases has been duly stamped. The Company or one of its Subsidiaries holds a valid and enforceable leasehold interest (or the equivalent in any jurisdiction outside the U.S.) under such Leases, free and clear of all Encumbrances created by the Company or its Subsidiaries, other than (i) Encumbrances that do not materially affect the use of such real property by the Company or its Subsidiary, and (ii) Permitted Encumbrances. Each Lease is a valid and binding obligation on the Company or its Subsidiaries, and to the Knowledge of the Company, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor its Subsidiaries has delivered or received any written notice of any default or breach of any Lease which has not been cured. The Company has Made Available to Purchaser true and correct copies of the Leases.

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(c) Except for assets sold, consumed or disposed of in the ordinary course of business since the Balance Sheet Date, the Company and its Subsidiaries own good title to, or hold a valid leasehold interest in or license to, all of their material tangible personal property shown to be owned or leased by it on the Financial Statements or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

(d) Neither the Company nor its Subsidiaries own any land or buildings or have an interest in any land or buildings situated in the British Virgin Islands.

(e) Neither the Company nor its Subsidiaries have or have had any liability or have or have been assessed to pay stamp duty under the Stamp Act (Cap 212) or the Non-Belongers Land Holding Regulations Act (Cap 122) of the British Virgin Islands.

3.15 Intellectual Property; IT Assets.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) Patents, (ii) trademark registrations and pending trademark applications, (iii) registered copyrights and pending copyright applications (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Scheduled Intellectual Property”). All of the registrations and applications within the Scheduled Intellectual Property are subsisting, in full force and effect, and have not been cancelled, expired, abandoned, or otherwise terminated, and payment of all renewal and maintenance fees due in respect thereto, and all filings related thereto, have been duly made. To the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid. Immediately after the Closing, the Company and its Subsidiaries will continue to have all rights in and to and including the right to exploit all Owned Intellectual Property on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing.

(b) The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Encumbrances. Except as set forth on Section 3.15(b) of the Company Disclosure Letter, (i) no Owned Intellectual Property is or has been, since the Look-Back Date, the subject of any opposition, cancellation, or similar Proceeding before any Governmental Entity other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing, (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Governmental Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is or has been, since the Look-Back Date, subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property, and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing.

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(c) To the Knowledge of the Company, neither the Company nor its Subsidiaries has a valid and continuing license to use any Licensed Intellectual Property.

(d) To the Knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, (i) as is currently conducted, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries does not infringe, misappropriate, or violate any Intellectual Property of any Person, (ii) as was conducted since the Look-Back Date, including any use of the Owned Intellectual Property as previously used by the Company or any of its Subsidiaries since the Look-Back Date, did not infringe, misappropriate, or violate any Intellectual Property (excluding Patents) of any Person, and (iii) as was conducted in the since the Look-Back Date, including any use of the Owned Intellectual Property as previously used by the Company or any of its Subsidiaries over such period, did not infringe, misappropriate, or violate any Patents of any Person. Except as set forth in Section 3.15(d) of the Company Disclosure Letter, there is no Proceeding pending or threatened in writing in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person, and there is no existing fact or circumstances that to the Knowledge of the Company that would reasonably be expected to result in such a Proceeding.

(e) Section 3.15(e) of the Company Disclosure Letter sets forth a true, accurate, and complete list, as of the date of this Agreement, of pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company or any of its Subsidiaries to Owned Intellectual Property. Except as would not have a Material Adverse Effect or except as set forth in Section 3.15(e) of the Company Disclosure Letter, to the Knowledge of the Company, no Person (i) is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property, (ii) was since the Look-Back Date infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property (excluding Patents), and (iii) was since the Look-Back Date infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Patents owned or purported to be owned by the Company or any of its Subsidiaries.

(f) Each current and former officer, employee, contractor and other Person that in each case was materially involved in the development or creation of any Intellectual Property on behalf of the Company or any of its Subsidiaries has executed a written agreement with the Company or applicable Subsidiary (i) obligating such person to maintain the confidentiality of the Company’s or applicable Subsidiary’s confidential information both during and after the term of such Person’s employment or engagement; (ii) containing work-made-for-hire provisions for copyrightable Intellectual Property authored by such Person during the term of such Person’s employment or engagement; and (iii) assigning to the Company or Subsidiary all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, no Governmental Entity or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

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(g) The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(h) The Company and its Subsidiaries have implemented, and are operating in material compliance with, policies, programs and procedures that are required to be implemented by applicable Laws, and other policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices, including administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain commercially reasonable controls and controls required to be implemented by applicable Laws for all material information technology systems owned by the Company and/or its Subsidiaries, including computers, software, networks, and all associated hardware, equipment, interfaces, platforms, and peripherals (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized access, loss, or other misuse, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption technology. To the Knowledge of the Company, since the Look-Back Date, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, or any unauthorized intrusions or use, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, and to the Knowledge of the Company, there have not been any unauthorized access or use of any information (including Sensitive Data) stored thereon or transmitted thereby except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company or as not required by applicable Laws, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its business (including third Person audits of Computer Systems). The Computer Systems are (i) sufficient in all material respects for the current operations of the Company and its Subsidiaries and, to the Knowledge of the Company, all currently contemplated operations, and (ii) operate in material conformance with their documentation and without any material defect, unavailability, virus, malware or error.

(i) The Company and its Subsidiaries do not transfer or transmit any Sensitive Data to any third parties, including any providers of information technology services.

(j) To the Knowledge of the Company, since the Company’s inception, no IT Provider has notified the Company in writing of (i) any breach of security or unauthorized use, access or disclosure to third parties, or (ii) any circumstances that reasonably give rise to the belief that a breach of security or otherwise unauthorized use or access by or disclosure to third parties, by any such IT Provider or its employees, consultants or contractors has occurred with respect to any Personal Data or Protected Health Information in the possession, custody or control of any such IT Provider.

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(k) The Company and its Subsidiaries have in place and have previously had in place commercially reasonable policies (including a privacy policy), rules, and procedures including those required to be implemented by applicable Laws (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ Personal Data. The Company and its Subsidiaries have materially complied with the then applicable Privacy Policy and all applicable Laws relating to the collection, use, storage and transfer of personal data. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transaction do not violate any such Privacy Policies and Company has Made Available to Purchaser true, correct and complete copies of such Privacy Policies.

(l) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceedings are pending and served on the Company or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data.

(m) Except as set forth in Section 3.15(m) of the Company Disclosure Letter none of the tangible embodiments of Owned Intellectual Property (including Software) is currently or was in the past distributed or used by the Company or any Subsidiary with any Public Software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Section 3.15(m) of the Company Disclosure Letter further identifies the Public Software with which such identified tangible embodiments were distributed or used.

(n) Except as set forth on Section 3.15(n) of the Company Disclosure Letter, no Person other than the Company and the Subsidiaries and their employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transaction.

3.16 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are in full force and effect. The Company and its Subsidiaries have also taken out all Insurance Policies as required by applicable Law. All premiums due with respect to all Insurance Policies have been paid. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transaction), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has Made Available to Purchaser true and correct copies in all material respects of the Insurance Policies.

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3.17 Company Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the following Contracts to which the Company or any of its Subsidiaries is a party (the “Company Material Contracts”):

(i) any Contract that requires, during the remaining term of such Contract, annual payments (A) to the Company and its Subsidiaries of more than $200,000 (or its equivalent) or (B) from the Company and its Subsidiaries of more than $100,000 (or its equivalent);

(ii) any Contract that cannot be terminated by the Company or its Subsidiaries on less than ninety (90) days’ notice (without a monetary penalty) and requires, during the remaining term of such Contract, annual payments (A) to the Company and its Subsidiaries of more than $200,000 (or its equivalent) or (B) from the Company and its Subsidiaries of more than $100,000 (or its equivalent);

(iii) any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance that is material to the business of the Company and its Subsidiaries taken as a whole;

(iv) any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries since Look-Back Date involving consideration in excess of $100,000 (or its equivalent) of any Person or other business organization, division or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(v) any Contract with outstanding obligations for the sale or purchase of personal property or fixed assets having a value individually, with respect to all sales thereunder, in excess of $200,000 (or its equivalent) or, with respect to all purchases thereunder, in excess of $100,000 (or its equivalent), other than sales or purchases in the ordinary course of business and sales of obsolete equipment;

(vi) any Contract (other than solely among direct or indirect wholly owned Subsidiaries of the Company) relating to Indebtedness for borrowed money in excess of $100,000 (or its equivalent);

(vii) any Contract that contain provisions that (A) expressly limit in any material respect either the type of business in which the Company or its Subsidiaries (, or after the Effective Time, Purchaser) may engage in or the manner or locations in which any of them may so engage in, (B) grants “most favored nation” status that, following the Transaction, would apply to Purchaser, including after the Closing or (C) expressly prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(viii) any IP Contract;

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(ix) any Contract pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code for any material Software included in the Intellectual Property of the Company, or to provide for such source code to be placed in escrow or a similar arrangement for the benefit of a third party (including upon the occurrence of specified events);

(x) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning 5.00% or more of the outstanding Company Shares or any of their respective Affiliates, on the other hand;

(xi) any other Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.17 and expected to result in revenue or requiring expenditures in excess of $200,000 (or its equivalent) in the calendar year ending December 31, 2022 or any subsequent calendar year.

(b) A true and correct copy of each Company Material Contract has been Made Available to Purchaser. Except for any Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is valid, binding and enforceable, subject to the Bankruptcy and Equity Exception, against the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.18 Brokers and Finders. Except as set forth on Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees on behalf of the Company in connection with the Transaction.

3.19 Suppliers and Customers.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and correct list of (i) the top ten (10) suppliers (each, a “Company Top Supplier”) and (ii) the top ten (10) customers (each, a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the twelve (12) months ended December 31, 2021.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Letter, none of the Company Top Customers or Company Top Suppliers has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing: (i) that it will, or to the Knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

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3.20 Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement contains any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.21 Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a) Except as set forth in Section 3.21(a) of the Company Disclosure Letter:

(i) since the Look-Back Date, the Company, its Subsidiaries, their respective officers, directors, managers, and employees, and to the Knowledge of the Company, the Company’s or its Subsidiaries’ agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information, are in compliance in all material respects with all applicable Privacy Laws;

(ii) (A) since the Look-Back Date, neither the Company nor its Subsidiaries have been charged in or identified in writing as a target or subject of, or to the Knowledge of the Company threatened in writing to be charged in or identified as a target or subject of, an investigation, audit or inquiry under any Privacy Law and (B) to the Knowledge of the Company, neither the Company nor its Subsidiaries is currently under investigation or review with respect to any suspected or actual violation of any Privacy Law;

(iii) since the Look-Back Date, there has been no material: (1) loss, (2) damage or unauthorized access, (3) unauthorized use, (4) unauthorized disclosure or modification, or (5) breach of security, with respect to the Company’s or its Subsidiaries’ collection, creation, use, disclosure, transmission, storage or maintenance of Personal Data or Protected Health Information maintained by or on behalf of the Company or its Subsidiaries (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company or its Subsidiaries);

(iv) since the Look-Back Date, all (1) loss, (2) damage or unauthorized access, (3) unauthorized use, (4) unauthorized disclosure or modification, or (5) breach of security in respect of the Personal Data or Protected Health Information referred to in clause (iii) above has been handled, and where necessary, reported to the relevant Governmental Entities and affected individuals, in accordance with applicable Law; and

(v) No Person, including any Governmental Entity, has made any written claim or commenced and served any Proceeding with respect to any violation of any Privacy Law by the Company or its Subsidiaries or, and, to the Knowledge of the Company, a subcontractor, agent or vendor of the Company or its Subsidiaries, and neither the Company nor the Subsidiaries have been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company or its Subsidiaries (including by any agent, subcontractor or vendor of the Company or its Subsidiaries).

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3.22 Compliance with Health Care Laws and Certain Contracts. Except as set forth on Section 3.22 of the Company Disclosure Letter:

(a) the Company, including the conduct of its business, is and has been at all times since the Company’s inception in compliance in all material respects with all applicable Health Care Laws;

(b) (A) since the Company’s inception, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Entity under any Health Care Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;

(c) No Person, including any Governmental Entity, has made any written claim or commenced and served any Proceeding which has been served on the Company or its Subsidiaries with respect to any violation of any Health Care Law by the Company or, to the Knowledge of the Company, a subcontractor or agent of the Company, and the Company has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;

(d) none of the Company or any of its current officers, directors, managers, employees or, to the Knowledge of the Company, any of its agents or subcontractors has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any MediShield, MediSave, CareShield Life, the Community Health Assist Scheme, or any other similar reimbursement program under applicable Laws (each, a “Health Care Program”); and

(e) none of the Company or its officers, directors, managers, employees, or, to the Knowledge of the Company, its agents or subcontractors has been, is currently or imminently will be excluded, debarred, suspended, or otherwise ineligible to participate in any Health Care Program or has been charged with or convicted of a criminal offense, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible;

(f) the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Entities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers;

(g) the Company has obtained, maintains and has maintained at all times all required registrations and enrollments with all Governmental Entities, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and

(h) the Company has Made Available to Purchaser all written communications with Governmental Entities, or their contractors, regarding disputes, inquiries or investigations pertaining to the Company’s access to such claims system and has resolved all such disputes, inquiries, and investigations.

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3.23 Related Party Transactions.

(a) Section 3.23 of the Company Disclosure Letter sets forth a true and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between January 1, 2019 and the date hereof, between the Company or any of its Subsidiaries, on the one hand, and any current Affiliate of the Company or any of its Subsidiaries on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning January 1, 2019 and ended on the date hereof by any current Affiliate to the Company or any of its Subsidiaries.

(b) Neither the Seller nor any of its Affiliates own or have any rights in or to any of the material assets, properties or rights used by the Company.

3.24 No Outside Reliance. Notwithstanding anything contained in this Section 3.24 or any other provision hereof, Purchaser and its respective Representatives acknowledge and agree that Purchaser has made its own investigation of the Company and that none of the Company or any other Person is making any representation or warranty whatsoever, express or implied, relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by the Company that are expressly set forth in Article III or in the Company Closing Certificate. Without limiting the foregoing, Purchaser understands and agrees that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to the Company, any of its Affiliates or any of their respective businesses that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Purchaser or its representatives) or reviewed by Purchaser pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Purchaser or any of its Affiliates, or any of their Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by the Company that are expressly set forth in Article III, Purchaser understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

3.25 No Other Representations or Warranties. Except for the representations and warranties made by the Company that are expressly set forth in this Article III (as modified by the Company Disclosure Letter) or expressly made in the Company Closing Certificate, neither the Company nor any other Person makes any express or implied representation or warranty relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Company that are expressly set forth in this Article III or in the Company Closing Certificate, written information Made Available to Purchaser in the course of its evaluation of the Company, the negotiation of this Agreement or in the course of the Transaction.

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Article IV

Representations and Warranties of Seller

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Purchaser by Seller concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser as follows:

4.1 Organization, Good Standing and Qualification. Seller is a BVI business company duly organized, validly existing and in good standing under the BVI Company Law. Seller has Made Available to Purchaser complete and correct copies of the Seller’s Organizational Documents, each as amended prior to the execution of this Agreement, each as amended prior to the execution of this Agreement, and each as Made Available to Purchaser is in full force and effect. Section 4.1 of the Seller Disclosure Letter contains a true and correct list of each jurisdiction in which the Seller is organized and qualified to do business.

4.2 Capital Structure of Seller.

(a) Section 4.2(a) of the Seller Disclosure Letter sets forth Seller’s record and beneficial ownership of the Company Shares. Other than the Company Shares listed on Section 4.2(a) of the Seller Disclosure Letter, there are no other equity interests or rights to acquire equity interests in the Company. Seller has good and valid title to the Company Shares set forth its opposite name on Section 4.2(a) of the Seller Disclosure Letter, free and clear of all Encumbrances (other than restrictions that may be imposed by applicable securities Laws). Assuming the Purchaser has the requisite corporate power and authority to be the lawful owner of the Company Shares, upon delivery to the Purchaser at the Closing of certificates or instruments representing the Company Shares, duly endorsed by Seller for transfer, and upon receipt of the Purchase Price and the satisfaction of other applicable conditions hereunder, good and valid title to the Company Shares will pass to the Purchaser, free and clear of any Encumbrances (other than restrictions that may be imposed by applicable securities Laws).

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(b) Subsidiaries. Section 4.2(b) of the Seller Disclosure Letter sets forth (i) each of Seller’s Subsidiaries other than the Company and the ownership interest of Seller in each such Subsidiary and (ii) Seller’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by Seller or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company. Each of the outstanding shares of capital stock or other securities of each of Seller’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by Seller or by a direct or indirect wholly owned Subsidiary of Seller, free and clear of any Encumbrance (other than such Encumbrances as created by such Seller’s Organizational Documents or applicable securities Laws). Except as set forth in Section 4.2(b) of the Company Disclosure Letter, Seller has no other Subsidiaries and does not directly or indirectly own or hold any (i) equity securities, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity securities of any other Person or (iii) options or other rights to acquire equity securities of any other Person. Seller is not party to any Contract that obligates Seller or the Company to invest money in, loan money to or make any capital contribution to any other Person.

4.3 Corporate Authority; Approval and Fairness. Seller has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transaction. This Agreement has been, and each Transaction Document to which Seller is a party will be, duly executed and delivered by Seller, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Seller Shareholder Approval is the only vote of the holders of any class or series of capital stock of Seller required to approve and adopt this Agreement and approve the Transaction. The Seller Board has (i) determined that the Transaction is fair to, and in the best interests of Seller and the Company, and the Seller Shareholders, approved and declared advisable this Agreement and the Transaction, and resolved to recommend adoption of this Agreement and (ii) be submitted to Seller Shareholder for its approval.

4.4 Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Except as set forth on Section 4.4 of the Seller Disclosure Letter, no other filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to BVI Law, (ii) under the Exchange Act and the Securities Act, and (iii) under applicable state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by Seller with, or obtained by the Seller from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Seller and the consummation of the Transaction, or in connection with the continuing operation of the business of the Seller following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Seller to consummate the Transaction.

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(b) The execution, delivery and performance of this Agreement and the Transaction Documents by Seller do not, and the consummation of the Transaction by the Seller will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Seller, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the material assets of the Seller pursuant to any Contract binding upon Seller or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transaction) compliance with the matters referred to in Section 3.4(a), under any Law to which Seller or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Seller or any of its Subsidiaries, except, in the case of clause (ii) or (i) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Seller to consummate the Transaction.

4.5 Litigation and Proceedings.

(a) There are no Proceedings pending, or to the knowledge of Seller, threatened in writing against Seller except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller or prevent, materially delay or materially impair the ability of Seller to consummate the Transaction.

(b) Seller is not a party to or subject to the provisions of any Governmental Order that restricts the manner in which Seller conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller or prevent, materially delay or materially impair the ability of Seller to consummate the Transaction.

4.6 No Brokers or Finders. Except as set forth on Section 4.6 of the Seller Disclosure Letter, no broker, finder, or agent will have any claim against Seller for any fees or commissions in connection with this Agreement or the Transaction based on arrangements made by or on behalf of Seller.

4.7 No Other Representations and Warranties. Except for the representations and warranties contained in Article III and this Article IV (as modified by the Company Disclosure Letter and the Seller Disclosure Letter), none of the Seller, the Company, or any of their Subsidiaries or any other Person makes any express or implied representation or warranty with respect to the Seller, the Company, and its Subsidiaries, or the Transaction, and the Seller, the Company and its Subsidiaries expressly disclaim any other representations or warranties, whether made by the Seller, the Company, or its Subsidiaries or any other Person (including, without limitation, their respective Affiliates, officers, directors, managers, employees, agents, representatives or advisors). Except for the representations and warranties contained in Article III and this Article IV (as modified by the Company Disclosure Letter and the Seller Disclosure Letter), the Seller, the Company and its Subsidiaries hereby disclaim all liability and responsibility for, or any use by the Purchaser or its Affiliates or representatives of, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Purchaser or its Affiliates or representatives (including any opinion, information, projection or advice that may heretofore have been or may hereafter be Made Available to the Purchaser or its Affiliates or representatives, whether in any “data rooms,” “management presentations,” or “break-out sessions”, in response to questions submitted by or on behalf of the Purchaser or otherwise by any director, manager, officer, employee, agent, advisor, consultant, or representative of the Seller, the Company, any of its Subsidiaries or any of their respective Affiliates).

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Article V

Representations and Warranties of Purchaser

Except as set forth in the Purchaser Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding (a) any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are reasonably apparent on their face to be forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact and (b) any exhibits or other documents appended thereto) (it being agreed that nothing disclosed in such Purchaser Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.11 and Section 5.15) (such Purchaser Reports, taking into account such exclusions, the “Purchaser Disclosure Reports”) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Purchaser concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the Purchaser Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Purchaser hereby represents and warrants to the Company as follows:

5.1 Organization, Good Standing and Qualification. Purchaser (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the British Virgin Islands, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business, and to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on Purchaser or prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction. Purchaser has Made Available to the Company complete and correct copies of Purchaser’s Organizational Documents, each as amended prior to the execution of this Agreement and each as Made Available to the Company is in full force and effect.

5.2 Capital Structure of Purchaser.

(a) Purchaser Shares. As of the date hereof, the authorized shares of Purchaser consist of an unlimited number of Purchaser Shares, of which 11,073,500 shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding Purchaser Shares (i) have been duly authorized and are validly issued, fully paid and nonassessable (ii) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (iii) were not issued in material breach or violation of (1) Purchaser’s Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. Purchaser has no Purchaser Shares reserved for issuance, except that, as of the date of this Agreement, there were 5,350,350 Purchaser Shares reserved for issuance upon the exercise of any outstanding Purchaser Warrants and Purchaser Rights.

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(b) Purchaser Warrant. As of the date hereof Purchaser has issued and outstanding 8,625,000 public warrants and 292,250 private placement warrants (collectively, the “Purchaser Warrants”). Each Purchaser Warrant entitles the holder thereof to purchase one-half (1/2) of one Purchaser Share at an exercise price of $11.50 per one Purchaser Share pursuant to, and subject to adjustments as provided by, the terms of the Purchaser Warrant Agreements. All outstanding Purchaser Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to the Bankruptcy and Equity Exception, (B) were issued in compliance in all material respects with applicable securities Laws and (C) were not issued in material breach or violation of Purchaser’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of the Purchaser subject to issuance pursuant to any Purchaser Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(c) Purchaser Rights. As of the date hereof Purchaser has 8,917,250 issued and outstanding Purchaser Rights. All outstanding Purchaser Rights (A) have been duly authorized and validly issued and constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to the Bankruptcy and Equity Exception, (B) were issued in compliance in all material respects with applicable securities Laws and (C) were not issued in material breach or violation of Purchaser’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription rights or any similar right. All shares of the Purchaser subject to issuance pursuant to any Purchaser Rights, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. Notwithstanding the foregoing, all of the Purchaser Rights will be converted into an aggregate of 891,725 Purchaser Shares in connection with the consummation of the Business Combination.

(d) Purchaser Units. As of the date hereof there are 8,917,250 Purchaser Units issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Purchaser Units (i) have been duly authorized and are validly issued, fully paid and nonassessable; (ii) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (iii) were not issued in material breach or violation of (1) Purchaser’s Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right.

(e) No Other Securities or Rights. Except as set forth in Sections 5.2(a), b, c and (d) above or Section 5.2(e) of the Purchaser Disclosure Letter, or this Agreement, there are no (i) shares of any class or series of Purchaser authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of Purchaser or any of its Subsidiaries or (iii) equity appreciation rights, restrict stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of Purchaser. Except as set forth in Purchaser’s Organizational Documents, or this Agreement, none of Purchaser’s Shares or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. Purchaser does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Purchaser on any matter. Except for the Organizational Documents of Purchaser, as of the date of this Agreement, there are no shareholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Purchaser Share or any capital stock or other securities of its Subsidiaries.

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(f) Subsidiaries. Purchaser has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person. Purchaser is not party to any Contract that obligates Purchaser to invest money in, loan money to or make any capital contribution to any other Person.

5.3 Corporate Authority; Approval.

(a) Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transaction, subject only to the Purchaser Shareholder Approval. This Agreement has been, and each Transaction Document will be, duly and validly executed and delivered by Purchaser, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The affirmative vote of the holders of a majority of the outstanding Purchaser Shares cast at the Special Meeting shall be required to approve (i) the Transaction Proposal and the Amendment Proposal, and (ii) the NASDAQ Proposal (the approval by Purchaser Shareholders of all of the foregoing, collectively, the “Purchaser Shareholder Approval”). The Purchaser Shareholder Approval is the only vote of the holders of any class or series of Purchaser required to approve and adopt this Agreement and approve the Transaction, and no other vote of any Purchaser’s shares or any other Person shall be required to approve the Proposals in connection with the entry into this Agreement by Purchaser, and the consummation of the Transaction, including the Closing.

(c) At a meeting duly called and held, the Purchaser Board : (i) determined that this Agreement and the transaction contemplated hereby are fair to, advisable and in the best interests of Purchaser and its shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Purchaser Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transaction as a Business Combination; (iv) resolved to recommend to the shareholders of Purchaser approval of each of the matters requiring Purchaser Shareholder Approval. Except as set forth in Section 5.3(b), no other vote or action of the Purchaser Board shall be required to approve the entry into this Agreement by Purchaser, and the consummation of the Transaction, including the Closing.

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5.4 Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to BVI Law, (ii) under the Exchange Act and the Securities Act, (iii) required to be made with NASDAQ, and (iv) applicable state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by Purchaser with, or obtained by Purchaser from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transaction, or in connection with the continuing operation of the business of Purchaser immediately following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser or prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

(b) The execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the Transaction will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Purchaser, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Purchaser pursuant to, any Contract binding upon Purchaser, or assuming (solely with respect to performance of this Agreement and consummation of the Transaction) compliance with the matters referred to in Section 5.4(a), under any Law to which Purchaser is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Purchaser, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser or prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

5.5 Purchaser Reports; Internal Controls.

(a) Purchaser has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the effectiveness of the registration statement in connection with the consummation of the IPO on November 22, 2021, (the forms, statements, reports and documents filed or furnished to the SEC since November 22, 2021, and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Purchaser Reports”). Each of the Purchaser Reports, at the time of its filing or being furnished (or if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Purchaser Reports. As of their respective dates (or if amended, as of the date of such amendment), the Purchaser Reports did not, and any Purchaser Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

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(b) Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Purchaser, including its consolidated Subsidiaries, if any, and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Purchaser’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

(c) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP. There has been no change in the Purchaser’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Purchaser’s internal control over financial reporting.

(d) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser. Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Purchaser (including any employee thereof) nor Purchaser’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness (whether or not remediated) in the system of internal accounting controls utilized by Purchaser, (ii) any fraud, whether or not material, that involves Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Purchaser or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding comments from the SEC with respect to the Purchaser Reports. To the Knowledge of Purchaser, none of the Purchaser Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(h) Purchaser has at all times complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Purchaser Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no Proceeding pending, or to the Knowledge of Purchaser, threatened against Purchaser by NASDAQ or the SEC with respect to any intention by such entity to deregister the Purchaser Shares or prohibit or terminate the listing of Purchaser Shares on NASDAQ.

(i) The Purchaser Reports contain true and complete copies of (i) the audited condensed balance sheet of Purchaser from January 21, 2021 (inception) to July 31, 2021, and audited condensed statement of operations, cash flow and changes in shareholders’ equity of Purchaser for the period from January 21, 2021 (inception) to July 31, 2021, together with the auditor’s reports thereon, and (ii) the unaudited condensed balance sheet of Purchaser as of October 31, 2021 and January 31, 2022, and unaudited condensed statement of operations, cash flows and changes in shareholders’ equity of Purchaser for the three months ended October 31, 2021 and six months ended January 31, 2022 (collectively, the “Purchaser Financial Statements”). Except as disclosed in the Purchaser Reports, the Purchaser Financial Statements (i) fairly present in all material respects the financial position of Purchaser, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. No financial statements other than those of the Purchaser are required by GAAP to be included in the Purchaser Financial Statements. The books and records of Purchaser have been, and are being, maintained accurately and in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

5.6 Absence of Certain Changes. Since Purchaser’s incorporation:

(a) there has not been any effect, event, development, change, state of facts, condition, circumstance or occurrence in the financial condition, properties, assets, liabilities, business or results of operations of Purchaser which has had, or would, individually or in the aggregate with others, reasonably be expected to have a material adverse effect on Purchaser or prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction; and

(b) except as set forth in Section 5.6(b) of the Purchaser Disclosure Letter, Purchaser has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

5.7 Business Activities; Liabilities.

(a) Since its date of incorporation, Purchaser has not carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, Purchaser has no liabilities.

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(b) Except as set forth in Purchaser’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transaction, there is no agreement, commitment, or Governmental Order binding upon Purchaser or to which Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Purchaser or any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted or as contemplated to be conducted as of the Closing.

(c) Except for this Agreement and the Transaction Documents and the Transaction, Purchaser has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(d) Except as set forth on Section 5.7(d) of the Purchaser Disclosure Letter, Purchaser is not a party to any transaction, agreement, arrangement or understanding with any: (i) present or former officer, director or employee of Purchaser; (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the shares or equity interests of Purchaser; or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

(e) Except for (i) this Agreement or (ii) as set forth on Section 5.7(e) of the Purchaser Disclosure Letter, Purchaser is not, and at no time has been, party to any Contract with any other Person that would require payments by Purchaser following the Closing. Section 5.7(e) of the Purchaser Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Purchaser.

5.8 Litigation and Proceedings.

(a) There are no Proceedings pending, or to the Knowledge of Purchaser, threatened in writing against Purchaser.

(b) Purchaser is not a party to or subject to the provisions of any Governmental Order that restricts the manner in which Purchaser conducts its business, except as would not reasonably be expected to materially impair the ability of Purchaser to consummate the Transaction.

5.9 Compliance with Laws.

(a) Purchaser is, and has been since its incorporation, in compliance in all material respects with all applicable Laws, in all material respects. Purchaser has not received any written notice of any material noncompliance with any Laws that has not been cured as of the date of this Agreement.

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(b) To the Knowledge of Purchaser, no investigation or review by any Governmental Entity with respect to Purchaser is pending or threatened in writing, except with respect to regulatory matters covered by Section 8.3, or as would not, individually or in the aggregate, reasonably be expected to prevent materially delay or impact the ability of Purchaser to consummate the Transaction.

5.10 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.11 Purchaser Trust Account. As of the date of this Agreement, Purchaser has approximately $86,259,394.91 in the account established by Purchaser for the benefit of its shareholders at Citibank, N.A. (the “Purchaser Trust Account”), such monies being invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of November 22, 2021, between Purchaser and American Stock Transfer & Trust Company, LLC, as trustee (the “Purchaser Trust Agreement”). The Purchaser Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Purchaser Trust Agreement in the Purchaser Reports to be inaccurate or that would entitle any Person (other than any Purchaser Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Purchaser Trust Account. Prior to the Closing, none of the funds held in the Purchaser Trust Account may be released other than to pay Taxes and payments with respect to the redemption of any Purchaser Shares required by the Redemption Offer. There are no Proceedings pending, or to the Knowledge of Purchaser, threatened in writing with respect to the Purchaser Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Purchaser Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied) between the Purchaser and the Trustee that would cause the description of the Trust Agreement in the Purchaser Reports to be inaccurate in any material respect. Prior to the Closing, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement and the Purchaser Organizational Documents. As of the Effective Time, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Effective Time, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Purchaser, as of the date hereof, following the Effective Time, no Purchaser Shareholder shall be entitled to receive any amount from the Purchaser Trust Account, except to the extent such Purchaser Shareholder validly elects to redeem their Purchaser Shares in connection with the Redemption Offer. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Purchaser Trust Account will not be satisfied or funds available in the Purchaser Trust Account will not be available to Purchaser on the Closing Date.

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5.12 NASDAQ Stock Market Quotation. The issued and outstanding Purchaser Units, Purchaser Shares, Purchaser Rights and Purchaser Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbols “LAXXU,” “LAX,” “LAXXR,” and “LAXXW,” respectively. Purchaser is in compliance in all material respects with the rules of NASDAQ, and there is no action or proceeding pending, or to the Knowledge of Purchaser, threatened in writing against Purchaser by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Purchaser Shares or terminate the listing of Purchaser Shares on NASDAQ. None of Purchaser or its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Units, Purchaser Shares, Purchaser Rights or Purchaser Warrants under the Exchange Act except as contemplated by this Agreement.

5.13 Brokers and Finders. Except as set forth on Section 5.13 of the Purchaser Disclosure Letter, neither Purchaser nor any of its respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transaction.

5.14 Proxy Statement. The Proxy Statement when first filed pursuant to Section 14A (and any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date the Proxy Statement is first mailed to the Purchaser Shareholders, and at the time of the Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Purchaser makes no representations or warranties as to the information contained in or omitted from the Proxy Statement in reliance upon and in conformity with information furnished in writing to Purchaser by or on behalf of the Company specifically for inclusion in the Proxy Statement.

5.15 Taxes.

(a) Purchaser (i) has filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) has paid all material Taxes that are required to be paid by it (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) No deficiency with respect to material Taxes has been proposed, asserted or assessed against Purchaser, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or, to the knowledge of Purchaser, threatened in writing regarding any material Taxes of Purchaser.

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(c) There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of Purchaser.

(d) Purchaser is not a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any commercial contract entered into by Purchaser the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Purchaser).

(e) Purchaser is not and (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return or other Tax Return under applicable Laws (B) has not had any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Laws), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by Purchaser the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Purchaser).

(f) Purchaser has not been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock or shares intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Purchaser has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

5.16 Insurance. The Purchaser is insured by financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are customarily carried by Persons conducting a business similar to the Purchaser.

5.17 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees, or (b) maintain, sponsor, contribute to or otherwise have any liability under, any Plans.

5.18 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Company and its Representatives acknowledge and agree that the Company has made its own investigation of Purchaser and that neither Purchaser nor any other Person is making any representation or warranty whatsoever, express or implied, relating to Purchaser or any of its Affiliates or any of its respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by Purchaser that are expressly set forth in Article IV, or in the Purchaser Closing Certificate. Without limiting the foregoing, the Company understands and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to Purchaser, any of its Affiliates or any of its respective business that may be contained or referred to in the Purchaser Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, or any of their Representatives, are not and will not be deemed to be representations or warranties of Purchaser, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by Purchaser that are expressly set forth in Article V, the Company understands and agrees that any assets, properties and business of Purchaser are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

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5.19 No Other Representations or Warranties. Except for the representations and warranties made by Purchaser that are expressly set forth in this Article V (as modified by the Purchaser Disclosure Letter and the Purchaser Disclosure Reports) or in the Purchaser Closing Certificate, neither Purchaser nor any other Person makes any express or implied representation or warranty relating to Purchaser or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither Purchaser nor any other Person makes or has made any representation or warranty to the Company or any of it respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to Purchaser, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Purchaser that are expressly set forth in this Article V (as modified by the Purchaser Disclosure Letter and the Purchaser Disclosure Reports) or in the Purchaser Closing Certificate, written information Made Available to the Company or any of their Affiliates or Representatives in the course of their evaluation of Purchaser, the negotiation of this Agreement or in the course of the Transaction.

Article VI

Covenants of Seller and the Company

6.1 Interim Operations.

(a) Except (i) as described in Section 6.1(a) of the Company Disclosure Letter, (ii) as otherwise expressly required or permitted by this Agreement or any other Transaction Document, (iii) as required by applicable Law or COVID-19 Measures or (iv) as Purchaser shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), Seller shall cause the Company to and, the Company covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing, Seller and the Company shall use commercially reasonable efforts to operate the business of the Company and its Subsidiaries in the ordinary course of business and to preserve their business organizations intact and maintain existing relations with the Company Top Suppliers, Company Top Customers and the Company’s executive officers.

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(b) Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing, except (w) as described in the corresponding subsection of Section 6.1(b) of the Company Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document, (y) as required by applicable Law or COVID-19 Measures or (z) as Purchaser shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood and agreed that it would not be unreasonable for Purchaser to withhold its consent to any request for consent if such request is reasonably likely to directly or indirectly delay the Closing), Seller will not permit the Company to and, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its or its Subsidiaries’ Organizational Documents;

(ii) (A) merge or consolidate itself or any of its Subsidiaries with any other Person, except for transactions among its wholly owned Subsidiaries, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $200,000, or acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner), in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;

(iv) sell, lease, license or otherwise dispose of any of its material assets or properties (other than Intellectual Property of the Company), except (A) for sales, leases, licenses or other dispositions in the ordinary course of business and (B) for sales, leases, licenses or other dispositions of assets and properties with a fair market value not in excess of $100,000 in the aggregate or (C) pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;

(v) issue, sell, grant or authorize the issuance, sale or grant of any Company Shares or other shares of capital stock or other securities of the Company or any of its Subsidiaries (other than issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of such capital stock or other securities of the Company or any of its Subsidiaries;

(vi) reclassify, split, combine, subdivide, redeem or repurchase, any Company Shares or other shares of the Company or options, warrants or securities convertible or exchangeable into or exercisable for any shares;

(vii) declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its shares or enter into any agreement with respect to the voting of its shares;

(viii) make any material loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company), other than in the ordinary course of business;

(ix) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $100,000 in the aggregate;

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(x) make or commit to make capital expenditures other than in an amount not in excess of $100,000, in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof Made Available to Purchaser;

(xi) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business;

(xii) amend or modify in any material respect or terminate any Company Material Contract, or waive or release any material rights, claims or benefits under any Company Material Contract, in each case, other than in the ordinary course of business;

(xiii) make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xiv) settle any Proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $100,000 in the aggregate;

(xv) file any material amended Tax Return, make, revoke or change any material Tax election in a manner inconsistent with past practice, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on Purchaser following the Closing;

(xvi) except in the ordinary course of business or as required by Law, (A) materially increase the annual salary or consulting fees or target annual cash bonus opportunity, of any Company Employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $100,000 as of the date of this Agreement, (B) become a party to, establish, adopt, materially amend, or terminate any material Company Benefit Plan or any arrangement that would have been a material Company Benefit Plan had it been entered into prior to this Agreement, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (D) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, (E) hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $100,000 or (F) terminate the employment of any executive officer other than for cause;

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(xvii) sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, allow to lapse or expire any material Intellectual Property of the Company, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of the Company or otherwise in the ordinary course of business;

(xviii) become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xix) fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xx) file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(xxi) fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(xxii) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement; or

(xxiii) agree or authorize to do any of the foregoing.

6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Seller, the Company or its Subsidiaries by third parties, Seller and the Company shall, and shall cause its Subsidiaries to, afford to Purchaser and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 6.2 to the extent (x) relating to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transaction, (y) it would result, in the judgment of legal counsel of the Seller or the Company, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound or (z) prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Purchaser and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

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6.3 No Claim Against the Purchaser Trust Account. Seller and the Company acknowledge that Purchaser has established the Purchaser Trust Account for the benefit of Purchaser’s public shareholders and that disbursements from the Purchaser Trust Account are available only in the limited circumstances set forth in the Purchaser Reports, Purchaser’s Organizational Documents, and the Purchaser Trust Agreement. Seller and the Company further acknowledge that Purchaser’s sole assets consist of the cash proceeds of Purchaser’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Purchaser Trust Account for the benefit of its public shareholders. Seller and the Company further acknowledge that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are or is not consummated by November 24, 2022, subject to extension as described in the Purchaser’s Organizational Documents, or such later date as approved by the shareholders of Purchaser to complete a Business Combination, Purchaser will be obligated to return to its shareholders the amounts being held in the Purchaser Trust Account. Accordingly, Seller and the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Purchaser Trust Account, any trustee of the Purchaser Trust Account and Purchaser to collect from the Purchaser Trust Account any monies that may be owed to them by Purchaser or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Purchaser Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.3 shall survive the termination of this Agreement for any reason.

6.4 Acquisition Proposals; Alternative Transactions.

(a) From the date of this Agreement until the Closing, Seller and the Company shall not, and shall use reasonable best efforts to cause their Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction; provided, however, that this Section 6.4 shall not prohibit the Company, after obtaining the written consent of Purchaser, not to be unreasonably withheld or delayed, from initiating negotiations with any Person with respect to any purchase of assets or businesses by the Company, whether structured as an asset acquisition, merger, consolidation or other business combination, so long as Seller and the Company otherwise complies with the terms of this Section 6.4 and Section 6.1.

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(b) The following terms shall be defined as follows:

(i) “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Purchaser or its respective Affiliates or with respect to the Transaction) relating to, in a single transaction or series of related transactions: (A) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (B) any merger or acquisition with or by any Person or group (as defined under Section 13 of the Exchange Act), other than the Transaction or the acquisition or disposition of products, services, inventory, equipment or other tangible personal property in the ordinary course of business.

(ii) “Alternative Transaction” means a transaction (other than the Transaction) concerning the sale or transfer of equity securities of the Company, whether newly issued or already outstanding, whether such transaction takes the form of a sale of shares or other equity securities, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

6.5 Proxy Filing; Information Supplied.

(a) The Company shall provide to Purchaser financial statements for the years ended December 31, 2021 and 2020 audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and accompanied by the report thereon of the Company’s independent auditors (which reports shall be unqualified) by no later than June 3, 2022. Without limiting the foregoing, (i) the Company shall reasonably cooperate with Purchaser in connection with Purchaser’s preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Proxy Statement and (ii) the Company shall use its reasonable best efforts to provide Purchaser, as soon as reasonably practicable following the end of the quarters ended March 31, 2022 and June 30, 2022, but in no event later than forty-five calendar days after the end of each quarter, reviewed financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of shareholders equity of the Company and its Subsidiaries as of and for the periods ended March 31, 2022 and June 30, 2022, together with the notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with the standards of the PCAOB. The Company shall make its officers and employees and Representatives available to Purchaser and its counsel, in each case, during normal business hours and upon reasonable advanced notice by Purchaser, in connection with (i) the drafting of the Proxy Statement and (ii) responding in a timely manner to comments on the Proxy Statement from the SEC.

(b) From and after the date on which the Proxy Statement is first filed with the SEC, including any and all amendments thereafter and until such time as the Special Meeting is held, Seller and the Company will give Purchaser prompt written notice of any action taken or not taken by Seller, the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Seller or the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Purchaser, Seller and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Purchaser pursuant to this Section 6.5 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter or the Seller Disclosure Letter.

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Article VII

Covenants of Purchaser

7.1 Conduct of Purchaser.

(a) From the date of this Agreement until the Closing, Purchaser shall, (i) except as expressly required or permitted by this Agreement or any Transaction Document, (ii) as required by applicable Law or COVID-19 Measures or (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course of business and consistent with past practice.

(b) Without limiting the generality of, and in furtherance of the foregoing, from the date of this Agreement until the Closing, except (w) as described in the corresponding subsection of Section 7.1(b) of the Purchaser Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document, (y) as required by applicable Law or COVID-19 Measures or (z) as the Seller shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser will not:

(i) change, modify or amend, or seek any approval from the Purchaser Shareholders to change, modify or amend, the Purchaser Trust Agreement (or any other agreement relating to the Purchaser Trust Account), the Purchaser Organizational Documents, other than to effectuate the Purchaser Restated Articles;

(ii) (i) declare, set aside, make or pay any dividend or distribution payable in cash, stock or shares, property or otherwise with respect to any of its outstanding shares or other equity interests or enter into any agreement with respect to the voting of its capital stock; (ii) reclassify, split, combine, subdivide or otherwise change any of its shares or other equity interests convertible or exchangeable into or exercisable for any shares; or (iii) other than the redemption of any Purchaser Shares required by the Redemption Offer or as otherwise required by Purchaser’s Organizational Documents in order to consummate the Transaction, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, Purchaser;

(iii) enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transaction;

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(iv) amend or modify in any material respect, or terminate any material contract, or waive or release any material rights, claims or benefits under, any transaction or Contract with an Affiliate of Purchaser (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater), in each case, other than in the ordinary course of business, incur any Indebtedness of another Person for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guarantee any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred between Purchaser and its Affiliates;

(v) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other liabilities, debts or obligations, other than (1) loans evidenced by promissory notes made to Purchaser as working capital advances as described in the prospectus in connection with the IPO, and (2) fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Transaction Documents;

(vi) make any material loans, advances, guarantees or capital contributions to or investments in any Person (other than to Purchaser or its subsidiaries or to the management of Purchaser or its subsidiaries, the Company or any direct or indirect wholly owned Subsidiary of the Company), other than in the ordinary course of business;

(vii) make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(viii) (i) issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Purchaser or any of its Subsidiaries or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of Purchaser or any of its Subsidiaries, other than (A) in connection with the exercise of any Purchaser Warrants outstanding on the date hereof or (B) the Transaction or (ii) amend, modify or waive any of the terms or rights set forth in any Purchaser Warrant or the Purchaser Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than as expressly provided in this Agreement;

(ix) (i) enter into, adopt or amend any Purchaser Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to Purchaser following Closing;

(x) file any material amended Tax Return, make, revoke or change any material Tax election in a manner inconsistent with past practices, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes) in each case, to the extent such action could reasonably be expected to have any adverse and material impact on Purchaser following the Closing;

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(xi) (i) fail to maintain its existence or merge or consolidate with, or purchase any assets or equity securities of, any corporation, partnership, limited liability company, association, joint venture or other entity or organization or any division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Purchaser or its Subsidiaries;

(xii) make or commit to making any capital expenditures other than in an amount not in excess of $100,000, in the aggregate, other than any capital expenditure (or series of related expenditures) consistent in all material respects with Purchaser’s annual capital expenditure budget for period following the date hereof;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv) enter into any material new line of business outside of the business currently conducted by Purchaser as of the date of this Agreement; or

(xv) agree or authorize to do any of the foregoing.

7.2 Purchaser Trust Account Matters.

(a) Trust Account. Prior to the Closing, none of the funds held in the Purchaser Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligations owed by Purchaser as a result of assets owned by Purchaser, including franchise taxes, and (ii) to effectuate the Redemption Offer. Following the Closing, and upon notice to the trustee of the Purchaser Trust Account (the “Purchaser Trustee”) and the satisfaction of the requirements for release set forth in the Purchaser Trust Agreement, the Purchaser Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of Purchaser Shares who have exercised their redemption rights with respect to Purchaser Shares, and thereafter, release the remaining funds in the Purchaser Trust Account to Purchaser to be reflected on Purchaser’s consolidated balance sheet and the Purchaser Trust Account shall thereafter be terminated.

(b) Redemption Offer. At the Closing, Purchaser shall cause the Purchaser Trustee to pay as and when due all amounts payable to Purchaser Shareholders holding Purchaser Shares sold in Purchaser’s initial public offering who shall have validly elected to redeem their Purchaser Shares (and who have not rescinded such election) pursuant to Purchaser’s Organizational Documents and shall cause the Purchaser Trustee to pay, as and when due, the Deferred Discount (as defined in the Purchaser Trust Agreement) pursuant to the terms of the Purchaser Trust Agreement.

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7.3 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Purchaser and the Company agree that they will indemnify and hold harmless, to the fullest extent Purchaser or the Company would be permitted to do so under applicable Law and their respective Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of Purchaser and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “D&O Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transaction, and (ii) actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and Purchaser or the Company shall also advance expenses as incurred to the fullest extent that the Company or Purchaser, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) Purchaser shall cause the Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transaction).

(c) Purchaser shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of Purchaser’s existing D&O Insurance, in each case, for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Purchaser’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transaction).

(d) If Purchaser, Seller, the Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser, Seller, and the Company shall assume all of the obligations set forth in this Section 7.3.

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(e) Prior to the Closing, Purchaser shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to Seller and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Purchaser (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Purchaser (including the Company and its Subsidiaries).

(f) The rights of the D&O Indemnified Parties under this Section 7.3 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Purchaser and Seller or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Purchaser, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 7.3 is not prior to or in substitution of any such claims under such policies).

(g) This Section 7.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the D&O Indemnified Parties, who shall be third party beneficiaries of this Section 7.3.

7.4 Inspections. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Purchaser or its Subsidiaries by third parties, Purchaser shall, and shall cause its Subsidiaries to, afford to the Company and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Purchaser, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers, employees and other personnel of Purchaser, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Purchaser that are in the possession of Purchaser as such Representatives may reasonably request. Notwithstanding the foregoing, Purchaser shall not be required to furnish such information or afford such access described in this Section 7.4 to the extent (x) relating to interactions with prospective Business Combination partners or target companies of Purchaser or the negotiation of this Agreement and the transactions contemplated hereby, (y) it would result, in the judgment of legal counsel of Purchaser, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Purchaser is bound or (z) as prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

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7.5 Purchaser NASDAQ Listing.

(a) From the date hereof through the Closing, Purchaser shall use reasonable best efforts to ensure that Purchaser remains listed as a public company on, and for the Purchaser Units, Purchaser Shares, Purchaser Warrants that are currently listed on NASDAQ, and the Purchaser Rights to be listed on, the NASDAQ.

(b) Purchaser shall cause the Purchaser Shares to be issued in connection with the Transaction to be approved for listing on the NASDAQ prior to the Closing Date.

7.6 Purchaser Public Filings. From the date hereof through the Closing, Purchaser will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

7.7 Post-Closing Board of Directors and Officers of Purchaser. Purchaser shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Purchaser (the “Post-Closing Board of Directors”) shall consist of:

(i) one (1) director nominee, who will serve as an independent director, selected by the Sponsor as soon as reasonably practicable following the date of this Agreement, subject to the consent of the Company, not to be unreasonably withheld; and

(ii) such other director nominees to be designated by the Company as soon as reasonably practicable following the date of this Agreement.

(b) the initial officers of Purchaser shall be as set forth on Section 7.7(b) of the Company Disclosure Letter (as may be updated by the Seller prior to Closing following written notice to Purchaser), who shall serve in such capacity in accordance with the terms of the Organizational Documents of Purchaser following the Effective Time.

7.8 Indemnification Agreements. On the Closing Date, Purchaser shall enter into customary indemnification agreements (each, an “Indemnification Agreement”), in form and substance reasonably acceptable to the Company, with the members of the Post-Closing Board of Directors and the individuals set forth on Section 7.7 of the Company Disclosure Letter, which Indemnification Agreements shall continue to be effective following the Closing.

7.9 Exclusivity. From and after the date of this Agreement until the Closing, Purchaser shall not take, nor shall it permit any of its Affiliates to take, and shall not authorize and will instruct its Representatives not to, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with Seller, the Company, their shareholders and their respective Affiliates and Representatives. Purchaser shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Purchaser shall be liable for any breach of this Section 7.9 by any of its Representatives.

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7.10 Governing Documents. In connection with the consummation of the Transaction, Purchaser shall adopt the Purchaser Restated Articles.

7.11 Shareholder Litigation. In the event that any Proceeding related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or to the Knowledge of Purchaser, threatened in writing, against Purchaser or the Board of Directors of Purchaser by any of Purchaser’s shareholders prior to the Closing, Purchaser shall promptly notify Seller of any such Proceeding and keep Seller reasonably informed with respect to the status thereof. Purchaser shall provide Seller the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Proceeding, shall provide Seller with a meaningful opportunity to review and give due consideration to Seller’s concerns regarding the settlement of any such Proceeding.

Article VIII

Joint Covenants

8.1 Preparation of Proxy Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Purchaser shall prepare, with the assistance of the Company and Seller, and cause to be filed with the SEC the Proxy Statement. The Proxy Statement and any other related SEC filings shall be in a form mutually agreed by the Purchaser, the Company and Seller. Each of Purchaser, the Company and Seller shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Each of Purchaser, Seller and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Proxy Statement. Promptly after the SEC has completed its review of the Proxy Statement, Purchaser will cause the Proxy Statement to be mailed to shareholders of Purchaser.

(b) Each of Purchaser, the Company and Seller shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto. If Purchaser, the Company or Seller becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Purchaser, on the one hand, and the Company and Seller, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Proxy Statement. Purchaser, the Company and Seller shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the shareholders of Purchaser, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents. Each of the Company, Seller and Purchaser shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Purchaser receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

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(c) Purchaser agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Purchaser Articles), and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the Purchaser Restated Articles (the “Amendment Proposal”) and each change to the Purchaser Restated Articles that is required to be separately approved, (iii) to the extent required by the NASDAQ listing rules, approval of the issuance of the Purchase Price (the “NASDAQ Proposal”), (iv) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (v) approval of any other proposals reasonably agreed by Purchaser and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, and the NASDAQ Proposal, the “Proposals”). Without the prior written consent of Seller, the Proposals shall be the only matters (other than procedural matters) which Purchaser shall propose to be acted on by Purchaser’s shareholders at the Special Meeting.

8.2 Purchaser Special Meeting.

(a) Purchaser shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with the Company), or duly call, give notice of, convene and hold the Special Meeting in accordance with the Company’s Organizational Documents and the BVI Company Law, (ii) after the SEC has cleared the Proxy Statement, cause the Proxy Statement to be disseminated to Purchaser’s shareholders in compliance with applicable Law and (iii) after the Proxy Statement has been mailed, solicit proxies from the holders of Purchaser Shares to vote in accordance with the recommendation of the Purchaser Board with respect to each of the Proposals.

(b) Purchaser shall, through the Purchaser Board, recommend to its shareholders that they approve the Proposals (the “Purchaser Board Recommendation”) and shall include the Purchaser Board Recommendation in the Proxy Statement. The Purchaser Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Board Recommendation (a “Modification in Recommendation”).

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(c) To the fullest extent permitted by applicable Law, (x) Purchaser’s obligations to establish a record date, or duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Modification in Recommendation, and (y) Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Special Meeting, then Purchaser shall promptly continue to take all such commercially reasonable actions, including the actions required by this Section 8.2, and hold such additional Special Meetings in order to obtain the Purchaser Shareholder Approval. Purchaser may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Purchaser Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Purchaser has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Purchaser Shareholders prior to the Special Meeting; provided, that, without the consent of Seller, the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date.

8.3 Cooperation; Efforts to Consummate.

(a) On the terms and subject to the conditions set forth in this Agreement, the Company, Seller and Purchaser shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transaction as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, Permits and authorizations necessary, proper or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transaction. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall either the Company, Seller or Purchaser or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transaction, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company, Seller or Purchaser under this Section 8.3 will constitute a breach of Section 6.1 or Section 7.1, respectively.

(b) Purchaser, the Company and Seller shall each have the right to review in advance, and to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Purchaser, the Company or Seller, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transaction (including the Proxy Statement). None of the Company, Seller or Purchaser shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transaction unless it consults with the other Party in advance (except when reasonably impracticable), and to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of the Company, Seller and Purchaser shall act reasonably and as promptly as reasonably practicable.

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(c) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing, Purchaser shall, and shall cause its Affiliates to, take any and all steps that are within its control to eliminate each and every impediment under the Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transaction as soon as possible, and in any event prior to the Outside Date, including, but not limited to, (i) commencing or threatening to commence, and vigorously contesting, resisting and defending against, any Proceeding, whether judicial or administrative, by or before any Governmental Entity or other Person, (ii) seeking to have vacated, lifted, reversed or overturned any stay or Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prevents restricts, interferes with or delays the consummation of the Transaction, (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition (or similar transaction) of any assets or businesses of the Company, Seller or Purchaser or any of their respective Subsidiaries or Affiliates, (iv) taking or committing to take actions that limit the freedom of action of any of the Company, Seller or Purchaser or any of their respective Subsidiaries or Affiliates with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company or Purchaser or any of their respective Subsidiaries or Affiliates, (v) granting any financial, legal or other accommodation to any Person and (vi) proposing, negotiating, committing to and effecting any other condition, commitment or remedy of any kind. Purchaser shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prevent, restrict or delay (A) the receipt of any consent, registration, approval, clearance, permit or authorization from any Governmental Entity or any other Person in connection with the Transaction or (B) the consummation of the Transaction.

8.4 No Disclosure Letter Supplements. Neither Seller nor the Company may update or supplement the Company Disclosure Letter or the Seller Disclosure Letter for facts or events that arise after the date of this Agreement.

8.5 Publicity. The initial press release with respect to the Transaction shall be a joint press release and thereafter the Company, Seller and Purchaser shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transaction and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company, Seller and Purchaser may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Seller and Purchaser.

8.6 Section 16 Matters. Prior to the Closing, each of Purchaser, the Company and Seller shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of Company Shares or acquisitions of Purchaser Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transaction by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transaction to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

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8.7 Tax Matters. Notwithstanding anything to the contrary contained herein, Seller and the Company shall be responsible for and shall pay all Transfer Taxes required to be paid by Seller, the Company, Purchaser or any of their Subsidiaries incurred in connection with the Transaction. Unless otherwise required by applicable Law, Seller and the Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and if required by applicable Law, Purchaser will join in the execution of any such Tax Returns. The Company, Seller and Purchaser agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

8.8 Reserved.

8.9 Amended and Restated Registration Rights Agreement. At the Closing, (a) Purchaser shall deliver to Seller a copy of the Amended and Restated Registration Rights Agreement duly executed by Purchaser, and shall use reasonable best efforts to cause each applicable Purchaser Shareholder to deliver to Seller a copy of the Amended and Restated Registration Rights Agreement duly executed by such Purchaser Shareholder, and (b) Seller shall deliver to Purchaser a copy of the Amended and Restated Registration Rights Agreement duly executed by the Company, and shall use reasonable best efforts to cause the Seller to deliver to Purchaser a copy of the Amended and Restated Registration Rights Agreement duly executed by Seller.

8.10 Expenses. Except as otherwise specifically provided herein, each party shall be responsible for and bear its own costs, expenses, fees and/or liabilities (including, fees and disbursements of its respective counsel, accountants, brokers, advisors and consultants) incurred in connection will all obligations required to be performed by each of them under this Agreement, the Transaction Documents, and the Transaction.

8.11 Payment of Extension Fees. In the event the Purchaser, in its reasonable and absolute discretion, determines that the Closing of the Transaction may not occur prior to November 24, 2022 (the “Original Termination Date”), the Purchaser may, as provided for under its Organizational Documents, extend the Original Termination Date up to two times for three months each time by depositing $862,500 into the trust account for each three month extension (each, an “Extension Payment”). Any such Extension Payment shall be shared equally by the Purchaser and the Seller.

8.12 Round Lot Holders. If necessary, the parties to this Agreement shall use commercially reasonable efforts to cause Purchaser to have at least four hundred (400) shareholders of record with each holding at least one hundred (100) shares of Purchaser Shares at the Closing (the “Minimum Round Lot Holders”), after giving effect to any redemptions by the Purchaser and consummation of the Transactions. Company shall cooperate with all reasonable requests made by Purchaser, including without limitation, sharing equally with the Purchaser in the costs or fees associated with hiring third party consultants and/or advisors, to assist in maintaining or acquiring the Minimum Round Lot Holders.

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Article IX

Conditions

9.1 Mutual Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Transaction is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. (i) The Purchaser Shareholder Approval shall have been obtained and (ii) the Seller Shareholder Approval shall have been obtained.

(b) Regulatory Approvals and Private Consents. All consents, registrations, approvals, clearances, Permits and authorizations that are set forth in Section 4.4 of the Seller Disclosure Letter or Section 5.4 of the Purchaser Disclosure Letter shall have been obtained. In addition, all consents, registrations, approvals, clearances, Permits and authorizations in addition to those described in the preceding sentence that are required to consummate the Transaction shall have been obtained.

(c) No Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transaction.

(d) Proxy Statement. The Proxy Statement shall have become cleared by the SEC and the definitive Proxy Statement filed and mailed, as soon as practicable thereafter.

(e) Escrow Agreement. Seller, the Indemnified Parties Representative, as Representative of the Indemnified Parties and the Escrow Agent shall each have executed and delivered the Escrow Agreement.

(f) Other Agreements. The Transaction Documents delivered prior to the Closing shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

(g) Net Tangible Assets. Based upon the pro forma financial statements included in the Proxy Statement (assuming the maximum redemption amount) at the time of the Closing, Purchaser shall have at least $5,000,000 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

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9.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Transaction is also subject to the satisfaction or waiver by Purchaser at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties made by the Company and Seller that are expressly set forth in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 3.2(a) through 3.2(c) (Capital Structure of the Company), Section 3.3 (Corporate Authority; Approval and Fairness), Section 3.18 (Brokers and Finders), Section 4.1 (Organization, Good Standing, and Qualification), Section 4.2 (Capital Structure of Seller), Section 4.3 (Corporate Authority, Approval and Fairness), and Section 4.6 (No Broker’s or Finder’s Fee) that are qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).

(ii) The other representations and warranties made by the Company that are expressly set forth in Article III and Article IV shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, Material Adverse Effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Seller and the Company. Seller and the Company shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 9.2(b), a covenant of each of the Seller and the Company shall only be deemed to have not been performed if Seller or the Company has failed to cure within fifteen (15) days after written notice of a breach thereof by Purchaser (or if earlier, the Outside Date).

(c) Company Closing Certificate. Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied (the “Company Closing Certificate”).

(d) Seller Closing Certificate. Purchaser shall have received a certificate signed on behalf of Seller by an executive officer of Seller certifying that the conditions set forth in Section 9.2(a)(i) and Section 9.2(b) have been satisfied (the “Seller Closing Certificate”).

(e) Seller Release. Purchaser shall have received a release substantially in the form of Exhibit F (the “Seller Release”) duly executed by Seller.

(f) Cash of the Company and its Subsidiaries. The aggregate Cash of the Company and its Subsidiaries shall equal or exceed Ten Million Dollars ($10,000,000).

(g) Company Lock-up Agreement. Seller shall have executed and delivered to Purchaser a Lock-up Agreement, in substantially the form attached hereto as Exhibit D (the “Company Lock-up Agreement”) pursuant to which the Purchaser Shares held by the Seller (or any of its designees) shall be subject to lock-up for a period of eighteen (18) months from the Closing Date, which period may, upon written agreement of Purchaser and Seller, be reduced for one or more holders of the Company Shares.

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(h) Transaction Documents. Seller and the Company shall have delivered to Purchaser a counterpart of each of the Transaction Documents to which it is a party.

(i) Good Standing. Seller, the Company, and each of the BVI and Subsidiaries incorporated under the law of Singapore shall have delivered to Purchaser a certificate of good standing with respect to each of Seller, the Company, and each of the Subsidiaries from the Registrar of Corporate Affairs of the British Virgin Islands and in relation to Subsidiaries incorporated in Singapore, from the Accounting and Corporate and Regulatory Authority of Singapore in Singapore.

(j) Satisfactory Completion of Due Diligence. The Purchaser shall have completed its financial, operational and legal due diligence review of the Company on or before May 31, 2022, and be satisfied with the results of such due diligence review. If the Purchaser has not notified the Seller in writing that it is not satisfied with the results of its due diligence review by close of business, New York time, on May 31, 2022, the closing condition of this Section 9.2(j) shall lapse without the necessity of any further action by the parties.

(k) Letter Agreement with Certain Creditors of the Company. The persons listed on Section 9.2(k) of the Seller Disclosure Letter have entered into an agreement with the Company, in form and substance satisfactory to Purchaser, pursuant to which such creditors agree and forebear on the collection of the Indebtedness of the Company to them and agree to defer the maturity of such indebtedness to December 31, 2022 and agree that such Indebtedness shall be forgiven by the persons listed on Section 9.2(k) of the Seller Disclosure Letter contemporaneously with the Closing.

(l) Transfer to the Company of All Rights to the Name “Kent Ridge”. Kent Ridge Health Private Limited shall have irrevocably transferred to the Company without additional consideration all registered trademarks and logos for “Kent Ridge” free and clear of all Encumbrances and licenses and the Company shall have furnished to Purchaser and its counsel evidence satisfactory to Purchaser and its counsel that such transfer has been completed and all new registrations to effect such transfer have been duly filed and are in full force and effect. Kent Ridge Health Private Limited shall have irrevocably amended its Organizational Documents to remove “Kent Ridge” from its official name and the Company shall have furnished Purchaser and its counsel with evidence satisfactory to Purchaser and its counsel that all filings to effect such change in legal name have been duly made and are in full force and effect.

9.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the Transaction is also subject to the satisfaction or waiver by Seller at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties made by Purchaser that are expressly set forth in the first sentence of Section 5.1 (Organization, Good Standing and Qualification), the first sentence of each of Section (a) through (c) (Capital Structure of Purchaser), Section 5.3 (Corporate Authority; Approval), Section 5.6(a) (Absence of Certain Changes) and Section 5.13 (Brokers and Finders) that are qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, material adverse effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case, such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).

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(ii) The other representations and warranties made by Purchaser that are expressly set forth in Article V shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, materiality adverse effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser or prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 9.3(b), a covenant of Purchaser shall only be deemed to have not been performed if Purchaser, has failed to cure within fifteen (15) days after written notice of a breach thereof by Seller (or if earlier, the Outside Date).

(c) Purchaser Closing Certificate. Seller shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied (the “Purchaser Closing Certificate”).

(d) D&O Resignations. The directors and executive officers of Purchaser listed in Section 9.3(d) of the Purchaser Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(e) Stock Exchange Approval. The Purchaser Shares issuable to Seller pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

(f) Transaction Documents. Purchaser shall have delivered a counterpart of each of the Transaction Documents to which it is a party to Seller.

(g) Good Standing. Purchaser shall have delivered to Seller a certificate of good standing with respect to the Purchaser from the Registrar of Corporate Affairs of the British Virgin Islands.

(h) Fairness Opinion. Purchaser shall have received a fairness opinion from EverEdge Global to the effect that the Purchase Price to be paid by Purchaser for the Company Shares pursuant to this Agreement is fair to Purchaser from a financial point of view.

(i) Satisfactory Completion of Due Diligence; Board approval. The Seller shall have completed its financial, operational and legal due diligence review of the Purchaser on or before May 31, 2022, and be satisfied with the results of such due diligence review. If the Seller has not notified the Purchaser in writing that it is not satisfied with the results of its due diligence review by close of business, New York time, on May 31, 2022, the closing condition of this Section 9.2(i) shall lapse without the necessity of any further action by the parties.

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Article X

Termination; Survival

10.1 Termination by Mutual Written Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Seller and Purchaser.

10.2 Termination by Either Purchaser or the Seller. This Agreement may be terminated at any time prior to the Effective Time by written notice of either the Seller or Purchaser to the other if:

(a) The Transaction shall not have been consummated by 5:00 p.m. (New York Time) on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Transaction (subject to the applicable notice and cure provisions set forth in this Article X); or

(b) Any Law or final, nonappealable Governmental Order shall have been enacted, issued, promulgated, enforced or entered that permanently restrains, enjoins or otherwise prohibits consummation of the Transaction; provided that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any party that has breached any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Governmental Order.

(c) The Purchaser Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a Special Meeting or any adjournment.

10.3 Termination by Purchaser. This Agreement may be terminated by Purchaser by providing written notice to Seller if:

(a) At any time prior to the Effective Time, (x) there has been a breach by the Company or Seller of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 9.2(a) or Section 9.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date), or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of written notice thereof by Purchaser to the Seller or (ii) three (3) Business Days prior to the Outside Date, or (y) the results of the due diligence are not satisfactory to the Purchaser as provided in Section 9.2(i); provided, however, that the right to terminate this Agreement pursuant to this Section 10.3(a) shall not be available to Purchaser if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Transaction (subject to the applicable notice and cure provisions set forth in this Article X); or

(b) The Seller Shareholder Approval shall not have been obtained including, by reason of the failure to obtain the required vote.

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10.4 Termination by Seller. This Agreement may be terminated by the Seller by providing written notice to Purchaser if:

(a) At any time prior to the Effective Time, (x) there has been a breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 9.3(a) or Section 9.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of written notice thereof by the Company to Purchaser or (ii) three (3) Business Days prior to the Outside Date) or (y) the results of the due diligence are not satisfactory to the Seller as provided in Section 9.3(i); provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(a) shall not be available to the Seller if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Transaction (subject to the applicable notice and cure provisions set forth in this Article X).

(b) Purchaser Board shall have publicly withdrawn, modified or changed, in any manner adverse to the Seller, the Purchaser Board Recommendation with respect to any Proposals set forth in the Proxy Statement.

10.5 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article X, this Agreement and every other agreement, certificate, instrument or other document delivered pursuant to this Agreement shall become null and void and of no further force and effect, without any duties, obligations or liabilities on the part of any Party (or any of their Representatives or Affiliates). Notwithstanding the foregoing, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement prior to such termination; and (b) the following shall survive such termination: (i) Section 3.25 (No Other Representations or Warranties), Section 4.7 (No Other Representations or Warranties), Section 5.19 (No Other Representations or Warranties), Section 6.3 (No Claims Against Purchaser Trust Account), this Section 10.5 (Effect of Termination), Article XI and Article XII; (ii) the Confidentiality Agreement; and (iii) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (ii).

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Article XI

Indemnification

11.1 Indemnification.

(a) Subject to the terms and conditions of this Article XI and from and after the Closing Date, Seller (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless Purchaser, the Company, and their respective Affiliates and Subsidiaries (collectively, the “Indemnified Parties” and each a “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (each a “Loss” and collectively “Losses”) incurred or sustained by the Purchaser, the Company and/or any of their respective Affiliates and Subsidiaries, to the extent resulting from (i) any breach or inaccuracy in any representation or warranty set forth in Article III or Article IV, (ii) any breach of any covenant of Seller or the Company contained in this Agreement or the Transaction Documents, (iii) any breach of Privacy Laws by the Company, any Subsidiary of the Company or any vendor to the Company or such Subsidiary that involves or pertains to the Personal Data of customers of the Company or any Subsidiary of the Company or other users of the products or services of the Company or any Subsidiary of the Company or (iv) the amount, if any, by which the counterparty to the Mutual Termination Agreement listed as item 2 on Section 3.17(a) of the Company Disclosure Letter has failed to pay the Company on or before the Business Day prior to the Closing Date. The Indemnifying Party shall be responsible for all Losses described in Sections 11.1(a)(i)-(iii) exceeding $2,500,000, for all Losses described in Section 11.1(a)(iv) and any liability incurred pursuant to the terms of this Article XI shall be paid exclusively from the Indemnification Escrow Shares valued at the VWAP in accordance with the terms of the Escrow Agreement.

11.2 Procedure. The following shall apply with respect to all claims by , as the case may be, for indemnification:

(a) The Indemnified Party Representative shall serve as the Representative of the Indemnified Parties. The Indemnified Party Representative shall give Seller, prompt notice (an “Indemnification Notice”) of any Losses (including with respect to a third-party action) with respect to which the Indemnified Party seeks indemnification pursuant to Section 11.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss or Losses that have been or may be suffered or incurred by the Indemnified Party Representative. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1, except to the extent such failure materially and adversely affects the ability of Seller to defend such claim.

(b) In the case of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing a Third-Party Claim as to which indemnification is sought by the Indemnified Party Representative, the Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless Seller, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party Representative (but in any event within fifteen (15) days thereafter), shall (i) deliver a written confirmation to the Indemnified Party Representative that the indemnification provisions of Section 11.1 are applicable to such Third-Party Claim and Seller will indemnify the Indemnified Party Representative in respect of such Third-Party Claim pursuant to the terms of Section 11.1 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party liability for Losses, counterclaim or offset, (ii) notify the Indemnified Party in writing of the intention of the Seller to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party Representative to conduct the defense of such Third-Party Claim.

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(c) If Seller assumes the defense of any such Third-Party Claim pursuant to Section 11.2(b), then the Indemnified Party Representative shall cooperate with the Seller in any manner reasonably requested in connection with the defense, and the Indemnified Party Representative shall have the right to be kept fully informed by Seller and its legal counsel with respect to the status of any Proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If Seller so assumes the defense of any such Third-Party Claim, the Indemnified Party Representative shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party Representative shall be at the expense of Indemnified Party Representative unless (i) Seller has agreed that the Indemnifying Party will bear and pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between the Indemnified Party Representative and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party.

(d) If Seller elects to assume the defense of any Third-Party Claim pursuant to Section 11.2(b), the Indemnified Party Representative shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller withdraws from or fails to adequately prosecute the defense of such asserted liability, or unless a final judgment is entered against the Indemnified Party Representative for such liability. If Seller does not elect to defend, or if, after commencing or undertaking any such defense, Seller fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party Representative (at the expense of the Indemnifying Party) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third-Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party Representative, or (ii) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party Representative or (y) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party Representative is entitled to indemnification under this Agreement. In the event the Indemnified Party Representative retains control of the Third-Party Claim, the Indemnified Party Representative will not settle the subject claim without the prior written consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned.

(e) If the Indemnified Party Representative undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party Representative shall give Seller prompt written notice thereof and the Seller shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. Seller shall not, without the prior written consent of the Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is granted or paid, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Proceedings (known or unknown) arising or which might arise out of the same facts.

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11.3 Payment of Indemnified Losses. In the event that an Indemnified Party is entitled to any indemnification pursuant to this Article XI, Indemnified Party shall be paid exclusively from the Indemnification Escrow Shares. For the avoidance of doubt, in the event all Indemnification Escrow Shares have been distributed pursuant to this Article XI, there shall be no further indemnification obligation hereunder. Any and all such indemnification payments shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

11.4 Materiality. For purposes of this Article XI, the amount of Losses based upon, arising out of, with respect to or by reason of any inaccuracy in, or breach or nonfulfillment of, any of the representations, warranties and covenants of any Party contained in this Agreement, any certificate delivered in satisfaction of the condition set forth in Section 9.2c) or any Transaction Document shall be determined without regard to any (a) materiality, including for “material,” “materiality,” “in all material respects,” and “Material Adverse Effect,” or other similar qualification contained in or otherwise applicable to such representation, warranty or covenant..

11.5 Survival of Indemnification Rights. All representations and warranties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive until fifteen (15) months following the Closing (the “Survival Period”). After the expiration of the Survival Period, no Indemnifying Party shall have further liability for indemnification pursuant to this Article XI other than with respect to the claims already made pursuant to this Article XI prior to the expiration of the Survival Period provided that the Indemnification Notice describes such claim with specificity together with a good faith, reasonable estimate of the Loss claimed. Notwithstanding the foregoing, any claim made pursuant to this Article XI prior to the expiration of the Survival Period that is still pending or unresolved at the end of the Survival Period, shall continue to be covered by this Article XI notwithstanding any applicable statute of limitations (which the Indemnifying Party hereby waives) or the expiration of the Survival Period, until such matter is finally terminated or otherwise resolved by and between the Indemnified Party Representative and the Seller under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

11.6 Certain Indemnification Matters. The Indemnified Party shall use commercially reasonable efforts to mitigate the amount of its Losses to the extent required under applicable Law.

11.7 Sole and Exclusive Remedy. Subject to the occurrence of, and from and after, the Closing, except with respect to any claim to the extent based on or arising out of fraud or Willful Breach, the remedies provided in this Article XI shall be deemed the sole and exclusive remedies of an Indemnified Party Representative, from and after the Closing Date, with respect to any and all breaches by Seller and the Company of their representations and warranties stated in Article III and Article IV and with respect to any and all breaches by Purchaser of its representations and warranties stated in Article V.

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11.8 Limitations. Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be liable for Losses that are for punitive, special or exemplary damages, unless except to the extent such Losses are payable by reason of actually awarded in connection with a Third-Party Claim.

11.9 Authorization of Indemnified Party Representative.

(a) Appointment. By virtue of the adoption of this Agreement and the Transaction, each Indemnified Party shall be deemed to have appointed the designation of, and hereby irrevocably constitutes and appoints the Indemnified Party Representative as his, her or its agent and representative for the purposes contemplated by Article XI, to execute any and all instruments or other documents on behalf of the Indemnified Party, and to do any and all other acts or things on behalf of the Indemnified Party under such provisions of this Agreement which the Indemnified Party may deem necessary, advisable, convenient or appropriate, or which may be required pursuant to such provisions, including the exercise of the power to: (i) give and receive notices and communications to or from the Seller required or contemplated by such provisions of this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given to or received by Purchaser); (ii) (A) assert on behalf of the Indemnified Party, any amounts payable by or to be received by the Indemnified Party under any indemnification claims by or against Seller to the extent provided in Article XI, (B) negotiate and compromise, on behalf of the Indemnified Party, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement with respect to the provisions of this Article XI, and (C) execute, on behalf of the Indemnified Party, any settlement agreement, release or other document with respect to such dispute or remedy; (iii) engage attorneys, accountants, agents or consultants on behalf of the Indemnified Party in connection with the exercise of its duties hereunder and pay any fees related thereto, and (iv) take all actions necessary or appropriate in the judgment of the Indemnified Party Representative for the accomplishment of the foregoing. For the avoidance of doubt, the Indemnified Party Representative shall have authority and power to act on behalf of the Indemnified Party to the extent contemplated by this Section 11.9 with respect to the disposition, settlement or other handling of all claims under Article XI of this Agreement. The Indemnified Party shall be bound by all actions taken and documents executed by the Indemnified Party in accordance with this Section 11.9, and Seller shall be entitled to rely on any action or decision of the Indemnified Party Representative, without any duty of inquiry or investigation as to the authority or propriety of any such action or decision of the Indemnified Party. Notices or communications to or from the Indemnified Party Representative as contemplated by this Section 11.9, and given pursuant to Section 12.6, shall constitute notice to or from the Indemnified Party.

(b) Authorization. The appointment of the Indemnified Party Representative is coupled with an interest and shall not be revocable by the Indemnified Party in any manner or for any reason. This authority granted to the Indemnified Party Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. The Indemnified Parties Representative hereby accepts its appointment as the initial Indemnified Party Representative. Any decision, act, consent or instruction taken by the Indemnified Party Representative in accordance with this Section 11.9 on behalf of Indemnified Party (each, an “Indemnified Party Authorized Action”) shall be final, binding and conclusive on Seller as fully as if such Seller had taken such Indemnified Party Authorized Action. Purchaser, on behalf of the Indemnified Party, agrees that the Indemnified Party Representative, as the Indemnified Party Representative, shall have no liability to the Indemnified Party for any Indemnified Party Authorized Action.

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(c) Resignations; Vacancies. The Indemnified Party Representative may resign from its position as Indemnified Party Representative at any time by written notice delivered to Purchaser. If there is a vacancy at any time in the position of the Indemnified Party for any reason, such vacancy shall be filled by the Indemnified Party Representative.

(d) No Liability. All acts by the Indemnified Party Representative hereunder in its capacity as such shall be deemed to be acts of the Indemnified Party and not of the Indemnified Party Representative individually. The Indemnified Party Representative shall not be liable to the Indemnified Party or any other Person in its capacity as the Indemnified Party Representative for any reason, including for anything which it may do or refrain from doing in connection with this Agreement; provided, the foregoing will not prevent liability to the Indemnified Party for the Indemnified Party Representative’s willful breach of this Agreement. The Indemnified Party Representative shall not be liable to the Indemnified Party, in its capacity as the Indemnified Party Representative, for any liability of the Indemnified Party or otherwise, or for any error of judgment or for any mistake in fact or Law, except in the case of the Indemnified Party Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Indemnified Party Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder or thereunder, and it shall be fully protected with respect to any action taken, omitted or suffered by it in accordance with the advice of such counsel. The Indemnified Party Representative shall not by reason of this Agreement have a fiduciary relationship in respect of the Indemnified Party, except in respect of amounts received on behalf of the Indemnified Party. The Indemnifying Party and the Seller shall be entitled to rely conclusively on any decision, action (or inaction), consent or instruction of the Indemnified Party Representative as being the decision, action, consent or instruction of the Indemnified Party, and Seller shall be entitled to deal solely with the Indemnified Party Representative (and shall not be required to deal with the Indemnified Party, in his, her or its capacity as such) with respect to the matters contemplated by Article XI.

(e) Indemnification; Expenses. Purchaser shall indemnify and hold harmless the Indemnified Party Representative from and against any loss incurred without gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) on the part of the Indemnified Party Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any expenses or taxable income incurred by the Indemnified Party Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Indemnified Party Representative but shall be payable by and attributable to Purchaser. The Indemnified Party Representative may also from time to time submit invoices to Purchaser covering such expenses and liabilities, which shall be paid by Purchaser promptly following the receipt thereof. Upon the request of Purchaser, the Indemnified Party Representative shall provide Purchaser with an accounting of all material expenses and liabilities paid by the Indemnified Party Representative in its capacity as such.

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Article XII

Miscellaneous

12.1 Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 7.3 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Purchaser, the Indemnified Parties Representative, Seller and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transaction are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights, and except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

12.2 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

12.3 Governing Law. This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

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12.4 Forum; Waiver of Jury Trial.

(a) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction exclusively in the courts of the State of New York located in the Borough of Manhattan; provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the Southern District of New York (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 12.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 12.4(a) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTION, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.4(b).

12.5 Equitable Remedies. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transaction are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including to enforce specifically the terms and provisions of this Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Agreement in the Chosen Courts, in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another any remedy at law. In the event that a Party seeks equitable remedies in any Proceeding (including to enforce the provisions of this Agreement or prevent breaches or threatened breaches of this Agreement), no Party shall raise any defense or objection, and each Party hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another any remedy at law.

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12.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, or (b) delivered by registered or certified mail, return receipt requested. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 12.6:

If to the Company:

EUDA Health Limited

1 Pemimpin Drive

#02-02 One Pemimpin

Singapore 576152

Attention:	Mr. Kelvin Chen Wei Wen

with a copy to (which shall not constitute notice):

Kaufman & Canoles, P.C.

Two James Center

1021 East Cary Street, Suite 1400

Richmond, VA 23219-4058

Attention:	Anthony W. Basch, Esq.
J. Britton Williston, Esq.

if to Seller:

Watermark Developments Limited

1 Pemimpin Drive

#02-02 One Pemimpin

Singapore 576152

Attention:	Mr. Kelvin Chen Wei Wen

with a copy to (which shall not constitute notice):

Kaufman & Canoles, P.C.

Two James Center
1021 East Cary Street, Suite 1400

Richmond, VA 23219-4058

Attention:	Anthony W. Basch, Esq.
J. Britton Williston, Esq.

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if to Purchaser:

6 Eu Tong Sen Street

#08-13 Central

Singapore 059817

Attention:	Mr. James Tan Meng Dong

Email: mengdong38@yahoo.com

If to the Indemnified Party Representative:

Block 407 Sin Ming Avenue

#09-209

Singapore 570407

Attention:	Mr. Kwong Yeow Liew

Email: kent_liew1954@yahoo.com.sg

12.7 Entire Agreement.

(a) This Agreement (including the exhibits, schedules and annexes), the Company Disclosure Letter, the Seller Disclosure Letter, the Purchaser Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b) Without limiting Section 3.25 (No Other Representations or Warranties) or Section 5.19 (No Other Representations or Warranties), each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, Article IV or Article V, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents, (i) no Party has made or is making any representations, warranties or inducements, (ii) no Party has relied on or is relying on any representations, warranties, inducements, statements, materials or information (including as to the accuracy or completeness of any statements, materials or information) and (iii) each Party hereby disclaims reliance on any representations, warranties, inducements, statements, materials or information (whether oral or written, express or implied, or otherwise) or on the accuracy or completeness of any statements, materials or information, in each case of clauses (i) through (iii), relating to or in connection with the negotiation, execution or delivery of this Agreement or any Transaction Documents, the agreements, certificates, instruments or other documents delivered pursuant to this Agreement or the Transaction Documents, or the Transaction. Each Party hereby releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) relating to the making (or alleged making) of any representations, warranties or inducements, the disclosure or making available of any statements, materials or information (or the accuracy or completeness thereof), or the reliance on (or alleged reliance on) any representations, warranties, inducements, statements, materials or information (including the accuracy or completeness of any statements, materials or information), except for such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings arising from fraud with respect to the representations and warranties expressly set forth in Article III or Article IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents.

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12.8 Intentionally Omitted.

12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors and permitted assigns). No Party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 12.9 shall be null and void.

12.10 Third Party Beneficiaries. Except for the Indemnified Parties with respect to the provisions of Section 7.3 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement and are not for the benefit of any other Person who is not a party to this Agreement. Other than the Parties and their respective successors and permitted assigns, this Agreement is not intended to, and does not, confer upon any Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 12.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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12.11 Non-Recourse. Any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the subject matter hereof (including the Transaction), any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the subject matter thereof, or any negotiation, execution, or performance of any of the foregoing, shall be brought, raised or claimed only against the Persons that are expressly identified as “Parties” in the preamble to this Agreement (the “Contracting Parties”). No Nonparty Person shall have any responsibility, obligation or liability for any claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement (including the Transaction) or its negotiation, execution, performance, or breach and, to the maximum extent permitted by Laws, each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives all such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) against any such Nonparty Persons. Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The “Nonparty Persons” means the Persons who are not Contracting Parties, and the term “Nonparty Persons” shall include, but not be limited to, all past, present or future shareholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all Contracting Parties, all Affiliates of any Contracting Party or of all past, present or future shareholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all of the foregoing.

12.12 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the original intent and purpose of such legal, invalid or unenforceable provision in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

12.13 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

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(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e) References to “securities” shall mean “securities” within the meaning of the Securities Act and the Exchange Act, and the applicable rules, regulations and other Laws promulgated thereunder or interpreting or supplementing the Securities Act and the Exchange Act.

(f) When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.

(g) All references in this Agreement to any statute or other Law include the rules and regulations promulgated thereunder by a Governmental Entity, in each case, as amended, re-enacted, consolidated or replaced from time to time. In the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(h) The Company Disclosure Letter, the Seller Disclosure Letter and Purchaser Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III, Article IV or Article V, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter, the Seller Disclosure Letter or Purchaser Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

(i) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

12.14 Definitions. The terms contained in Exhibit A to this Agreement shall have the meaning ascribed to such term as set forth in Exhibit A.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first written above.

COMPANY:

EUDA HEALTH LIMITED

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	CEO

SELLER:

Watermark Developments Limited

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	Director

PURCHASER:

8I ACQUISITION 2 CORP.

By:	/s/ Guan Hong (William) Yap
Name:	Guan Hong (William) Yap
Title:	CFO

INDEMNIFIED PARTY REPRESENTATIVE:

/s/ Kwong Yeow Liew
Name:	Kwong Yeow Liew

[Signature Page to the Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

“Acquisition Proposal” has the meaning set forth in Section 6.4(b).

“Additional Proposal” has the meaning set forth in Section 8.1(c).

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 3.23(a).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” has the meaning set forth in Section 6.4(b).

“Amendment Proposal” has the meaning set forth in Section 8.1(c).

“Amended and Restated Registration Rights Agreement” has the meaning set forth in the Recitals.

“Balance Sheet Date” means December 31, 2021.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3.

“Business Combination” has the meaning ascribed to such term in the Purchaser Articles.

“Business Combination Proposal” has the meaning set forth in Section 7.8.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks in the City of New York, or solely with respect to the Closing Date, the Secretary of State of the State of New York is required or authorized by Law to close.

“BVI Company Law” has the meaning set forth in the Recitals.

“BVI Law” means all British Virgin Islands law.

“CareShield” means the long-term care insurance scheme implemented by the Central Provident Fund Board of Singapore, also termed “CareShield Life”.

“Cash” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts, and in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Chosen Courts” has the meaning set forth in Section 12.4(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Purchaser Cash” means, without duplication, an amount equal to (a) the Cash contained in the Purchaser Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash of Purchaser; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any Purchaser Shares pursuant to the Redemption Offer (to the extent not already paid).

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Articles” means the Memorandum and Articles of Association of Euda Health Limited, as amended, restated or supplemented from time to time.

“Company Board” means the board of directors of the Company.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employee” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

“Company Lock-Up Agreement” has the meaning set forth in Section 9.2g).

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Shareholder” means the holder of Company Shares.

“Company Shares” has the meaning set forth in the recitals.

“Company Top Customer” has the meaning set forth in Section 3.19(a).

“Company Top Supplier” has the meaning set forth in Section 3.19(a).

“Computer Systems” has the meaning set forth in Section 3.16(h).

“Confidentiality Agreement” means the nondisclosure and confidentiality agreement between the Company and the Sponsor, dated December 1, 2021.

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“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Contracting Parties” has the meaning set forth in Section 12.11.

“Costs” has the meaning set forth in Section 7.3(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the World Health Organization, in each case, in connection with or in response to COVID-19.

“D&O Indemnified Parties” has the meaning set forth in Section 7.3(a).

“D&O Insurance” has the meaning set forth in Section 7.3(b).

“Disclosure Letter” means any of the Company Disclosure Letter, Purchaser Disclosure Letter or Seller Disclosure Letter.

“Earn-Out Period” has the meaning set forth in Section 1.6(d)(i).

“Earn-Out Shares” has the meaning set forth in Section 1.6(a).

“Effective Time” means 12.01 a.m. New York time, on the Closing Date.

“Encumbrance” any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Escrow Agent” means American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” means the escrow agreement dated the Closing Date between, Seller, the Indemnified Parties Representative, as Representative of the Indemnified Parties and the Escrow Agent in substantially the form of Exhibit E.

“Exchange Act” means the Securities Exchange Act of 1934.

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“Export and Sanctions Regulations” has the meaning set forth in Section 3.9(e).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“GAAP” means United States generally accepted accounting principles, consistent applied.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any federal, state or local, supranational or transnational governmental (including public international organizations), quasi-governmental, statutory, administrative, supervisory, judicial, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction, in any country, including but not limited to the United States, British Virgin Islands, Singapore, Malaysia and Vietnam, and any other territory where the Company and its Subsidiaries conduct or had conducted business or have a business presence before or as at the date of this Agreement.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.

“Health Care Laws” means any and all Laws of any Governmental Entity pertaining to health regulatory matters applicable to the business of the Company, including (a) fraud and abuse; (b) governmental health care or payment programs; (c) quality, safety certification and accreditation standards and requirements; (d) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; and (e) any other Law or regulation of any Governmental Entity which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company. The term “Health Care Laws” expressly excludes all Laws regulating the use or disclosure of Personal Data and/or Protected Health Information, including the Privacy Laws.

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“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) indebtedness for borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments, (d) reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party guaranteed by such Person or secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, and (g) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnification Agreement” has the meaning set forth in Section 7.9.

“Indemnification Escrow Shares” means Five Million Five Hundred Thousand (5,500,000) Purchaser Shares provided by Purchaser to the Escrow Agent at the Closing to be held pursuant to the Escrow Agreement.

“Indemnification Notice” has the meaning set forth in Section 11.2(a).

“Indemnified Parties” has the meaning set forth in Section 11.1.

“Indemnified Party Authorized Action” has the meaning set forth in Section 11.9(d).

“Indemnifying Party” has the meaning set forth in Section 11.1.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks, service marks, trade dress, product configurations, trade names and other indications of origin, applications and registrations pertaining to the foregoing in any jurisdiction, and the goodwill associated with any of the foregoing; (b) Patents; (c) discoveries, ideas, Know-How, systems, technology and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof, in each case whether patentable or not; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; and (g) internet websites, domain names and applications and registrations pertaining thereto.

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“IP Contracts” means, collectively, any and all Contracts under which the Company or any of its Subsidiaries (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any material Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Owned Intellectual Property or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case excluding (A) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $150,000, (B) any Contract related to Public Software, or (C) any Contract under which the Company or any of its Subsidiaries licenses any of the Owned Intellectual Property in the ordinary course of business.

“IPO” means the initial public offering of Purchaser pursuant to a prospectus dated November 22, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Know-How” means all information, inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge” when used in this Agreement (a) with respect to Seller, the Company or any of its Subsidiaries means the actual knowledge of the Persons listed in Section A-K of the Company Disclosure Letter and (b) with respect to Purchaser means the actual knowledge of the executive officers of Purchaser, in each case, after reasonable inquiry of their respective direct reports.

“Laws” means any and all federal, state, local, foreign, international or transnational constitution law, by-law, treaty, statute, ordinance, code, common law, rule, ruling, regulation, standard, judgment, determination, order, writ, injunction, decree, award, arbitration award, treaty, agency requirement, authorization, license or permit or any form of decision, determination or requirement of or made or issued by any Governmental Entity, as amended or modified from time to time.

“Leases” has the meaning set forth in Section 3.14(b).

“Licensed Intellectual Property” means all Intellectual Property of a third Person that is licensed or purported to be licensed to the Company or any of its Subsidiaries.

“Look-Back Date” means January 1, 2020.

“Losses” has the meaning set forth in Section 11.1.

“Made Available”, with respect to any document or information, means that such document or information has been included in the data room for the Transaction hosted by Sharepoint at least three (3) Business Days prior to the date of this Agreement.

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“Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, is materially adverse to the business, assets, results of operations and financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, event, development, change, state of facts, condition, circumstance or occurrence constituting, resulting or arising from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any conditions or factors generally affecting the economy, credit, capital, securities or financial markets or any political, regulatory or business conditions in any jurisdiction; (B) any conditions or factors generally affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (C) the relationships of the Company or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, landlords, partners or similar relationship as a result of the entry into, announcement or performance of the Transaction; (D) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the date of this Agreement; (E) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (except that the underlying causes of such failure may be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excludable pursuant to clauses (A) through (J)); (F) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), outbreak of illness or other public health event or any other force majeure event; (G) any Proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of Law relating to this Agreement or the Transaction; provided that the exception in this clause (G) shall not prevent a determination that any effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; (H) any actions taken by the Company that are required to be taken by this Agreement or at Purchaser’s written request; (I) any matter set forth on the Company Disclosure Letter; or (J) any action taken by or on behalf of Purchaser; provided further that effects, events, developments, changes, state of facts, conditions, circumstances or occurrences constituting, resulting or arising from the matters described in clauses (A), (B), (D) and (F) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“MediShield” means the basic health insurance plan implemented by the Central Provident Fund Board of Singapore, also been termed “MediShield Life”.

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“MediSave” means the national medical savings scheme implemented by the Central Provident Fund Board of Singapore, also termed “MediSave Life”.

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Proposal” has the meaning set forth in Section 8.1(c).

“ordinary course of business” or any similar phrase means the ordinary course of the business of the Company and its Subsidiaries, after taking into account any effects, adjustments or changes in connection with COVID-19 or COVID-19 Measures.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, bylaws, shareholders agreements or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of formation or partnership, partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation, limited liability company agreement, operating agreement, members agreement or comparable documents, (iv) with respect to any Person that is a trust, its declaration or agreement of trust or other constituent document or comparable documents, (v) with respect to any other Person that is an entity, its comparable constituent, organizational or securityholder documents and (vi) with respect to any of the foregoing Persons, the term “Organizational Documents” shall include any other agreements among such Person and/or its shareholders, partners, members, beneficiaries or securityholders, as applicable, concerning the voting or disposition of securities of or interests in such Person.

“Outside Date” means the Original Termination Date, as such date may be extended by the Purchaser pursuant to Section 8.11.

“Outstanding Purchaser Expenses” has the meaning set forth in Section 1.3.

“Owned Intellectual Property” means all Intellectual Property that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patent” means all patents, industrial designs, utility models, supplementary protection certificates, inventor’s certificates, certificates of inventions, and all applications and registrations therefore in any jurisdiction, including all provisionals, substitutions, divisions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, re-issues, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto.

“PCAOB” has the meaning set forth in Section 6.5(a).

“Permit” or “Permits” means any permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

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“Permitted Encumbrance” means the following Encumbrances: (a) Encumbrances for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith and for which adequate reserves have been created in the applicable financial statements in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Encumbrances arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Encumbrances; (c) with respect to leasehold interests, Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a Lease; (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate; (e) zoning promulgated by Governmental Entities; (f) Encumbrances identified in the Financial Statements; (g) Encumbrances arising pursuant to applicable securities Laws or Organizational Documents (other than as a result of a breach or violation thereof); and (h) other Encumbrances that do not, individually or in the aggregate, materially and adversely impair the present use and operation of the assets to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, and/or any other data, whether true or not, about such Person who can be identified from that data or from that data and other information to which an organization has or is likely to have access or that allows the identification of such Person or that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Laws.

“Privacy Laws” means all applicable Laws relating to information security, network security, cybersecurity, data protection, privacy and protection of Personal Data and/or Protected Health Information, including but not limited to the Gramm-Leach-Bliley Act of 1999; the Identity Theft Red Flag Rules under the Fair and Accurate Credit Transactions Act of 2003; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; the Privacy Act of 1974; the Right to Financial Privacy Act of 1978; the Privacy Protection Act of 1980; the Fair Credit Reporting Act of 1970; the Electronic Communications Privacy Act of 1986; the Personal Data Protection Act 2012 of Singapore and any and all similar regulations, subsidiary legislation, state and federal Laws relating to privacy, security, data protection and data breach, including security incident notification.

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“Proceeding” means any cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise, in any jurisdiction.

“Proposals” has the meaning set forth in Section 8.1(c).

“Protected Health Information” (a) has the meaning given to such term under the respective Privacy Laws, including all such information in electronic form, and (b) includes, in respect of the Personal Data Protection Act 2012 of Singapore, (i) the assessment, diagnosis, treatment, prevention or alleviation by a health professional of any of the following affecting the individual: (A) any sexually-transmitted disease such as Chlamydial Genital Infection, Gonorrhea and Syphilis, (B) Human Immunodeficiency Virus Infection, (C) schizophrenia or delusional disorder; (D) substance abuse and addiction, including drug addiction and alcoholism; (ii) the provision of treatment to the individual for or in respect of: (A) the donation or receipt of a human egg or human sperm, or (B) any contraceptive operation or procedure or abortion; (iii) any of the following: (A) subject to section 4(4)(b) of the Personal Data Protection Act 2012 of Singapore, the donation and removal of any organ from the body of the deceased individual for the purpose of its transplantation into the body of another individual, (B) the donation and removal of any specified organ from the individual, being a living organ donor, for the purpose of its transplantation into the body of another individual, or (C) the donation and removal of any specified organ from the individual, being a living organ donor, for the purpose of its transplantation into the body of another individual; and (iv) subject to section 4(4) of the Personal Data Protection Act 2012 of Singapore, the suicide or attempted suicide of the individual.

“Purchase Price” has the meaning set forth in Section 1.1.

“Proxy Statement” means the proxy statement relating to Purchaser’s Special Meeting.

“Public Software” means any software that (i) is made generally available to the public without requiring payment of fees or royalties, (ii) is generally considered to be “copyleft”, “open source” or “public software”, including software distributed or made available via the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the BSD License, the Sun Community Source License (SCSL) or Industry Source License (SISL), the Apache License or any license or distribution model similar to the foregoing, or (iii) requires as a condition of use, modification or distribution that any other software distributed therewith be disclosed, licensed or distributed in source code form, be redistributable at no charge or be licensed for the purpose of making derivative works.

“Purchaser Articles” means the Memorandum and Articles of Association of Purchaser, initially filed with the Registrar of Corporate Affairs of the British Virgin Islands on January 21, 2021, and as amended and restated on February 4, 2021, June 14, 2021, September 6, 2021 and from time to time.

“Purchaser Board” means the board of directors of Purchaser.

“Purchaser Board Recommendation” has the meaning set forth in Section 8.2(b).

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“Purchaser Closing Statement” has the meaning set forth in Section 1.5(b).

“Purchaser Disclosure Letter” has the meaning set forth in Article V.

“Purchaser Financial Statements” has the meaning set forth in Section 5.5(i).

“Purchaser Reports” has the meaning set forth in Section 5.5(a).

“Purchaser Restated Articles” has the meaning set forth in the Recitals.

“Purchaser Rights” means the right to receive one-tenth (1/10) of a Purchaser Share upon the consummation of an initial Business Combination.

“Purchaser Shareholder” means a holder of Purchaser Shares.

“Purchaser Shareholder Approval” has the meaning set forth in Section 5.3(b).

“Purchaser Shares” means the ordinary shares of Purchaser.

“Purchaser Trust Account” has the meaning set forth in Section 5.11.

“Purchaser Trust Agreement” has the meaning set forth in Section 5.11.

“Purchaser Trustee” has the meaning set forth in Section 7.2(a).

“Purchaser Units” means each unit of Purchaser issued in connection with the IPO (inclusive of units issued in a private placement simultaneously with the IPO) composed of (a) one Purchaser Share, (b) one-half of one Purchaser Warrant, each whole Purchaser Warrant entitling the holder thereof to purchase one Purchaser Share at a price of $11.50 per share, and (c) one Purchaser Right to receive one-tenth (1/10) of a Purchaser Share upon the consummation of an initial Business Combination.

“Purchaser Warrant Agreement” means that certain Warrant Agreement, dated as of November 22, 2021, between Purchaser and American Stock Transfer & Trust Company, LLC.

“Purchaser Warrants” has the meaning set forth in Section 5.2(b).

“Redeeming Shareholder” means a Purchaser Shareholder who demands that Purchaser redeem its Purchaser Shares for cash in connection with the Transaction and in accordance with the Purchaser Organizational Documents.

“Redemption Offer” has the meaning set forth in the Recitals.

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case, acting in their capacity as such.

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“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.15(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Board” means the board of directors of Seller.

“Seller Disclosure Letter” has the meaning set forth in Article IV.

“Seller Release” has the meaning set forth in Section 9.2(e).

“Seller Shareholder Approval” means the approval of Seller in accordance with the Seller’s Organizational Documents.

“Seller Shareholders” means the holders of all of issued and outstanding shares of capital stock of Seller.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data and Protected Health Information which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company or its Subsidiaries.

“Software” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation relating to any of the foregoing, including user manuals and other training documentation.

“Special Meeting” means a meeting of the shareholders of the Purchaser held in accordance with the Purchaser’s Articles.

“Sponsor” means 8i Holdings 2 Pte. Ltd., a Singapore limited liability company.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Survival Period” has the meaning set forth in Section 11.6.

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“Tail Period” has the meaning set forth in Section 7.3(b).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to Governmental Entity.

“Third-Party Claim” has the meaning set forth in Section 11.2(a).

“Trading Market” has the meaning set forth in Section 1.6(a)(iii).

“Transaction Documents” means, collectively, (i) the Amended and Restated Registration Rights Agreement, (ii) the Escrow Agreement, (iii) the Company Lock-up Agreement and (v) the Seller Release.

“Transaction Proposal” has the meaning set forth in Section 8.1(c).

“Transaction” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other such similar Taxes and all conveyance fees, recording fees and other similar charges.

“Triggering Event I” has the meaning set forth in Section 1.6(a)(i)(A).

“Triggering Event II” has the meaning set forth in Section 1.6(a)(i)(B).

“Triggering Event III” has the meaning set forth in Section 1.6(a)(i)(C).

“Triggering Events” has the meaning set forth in Section 1.6(a)(ii).

“VWAP” has the meaning set forth in Section 1.6(a)(ii).

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

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